EXHIBIT 10.03

APS CONTRACT NO. 2252-419.00

ANPP HIGH VOLTAGE SWITCHYARD

PARTICIPATION AGREEMENT

Execution Copy
July 6, 1981

ANPP HIGH VOLTAGE SWITCHYARD
PARTICIPATION AGREEMENT

Section			Page

	4.39	Spare Parts	11
	4.40	Transmission System	11
	4.41	Units of Property	11
	4.42	Willful Action	11
	4.43	Work Liability	13

5	OWNERSHIP OF AND TITLE TO THE HIGH VOLTAGE SWITCHYARD		13

6	USE OF HIGH VOLTAGE SWITCHYARD		15

7	ADMINISTRATION AND COMMITTEES		17

8	PERFORMANCE AND COMPLETION OF CONSTRUCTION WORK; PROJECT MANAGER		27

9	OPERATING AGENT		37

10	CURTAILMENT OF CAPACITY IN THE HIGH VOLTAGE SWITCHYARD		45

11	OPERATING EMERGENCY		46

12	SPARE PARTS		47

13	CONSTRUCTION COSTS		48

14	OPERATION AND MAINTENANCE COSTS		49

15	ADVANCEMENT OF FUNDS		50

16	TAXES		56

17	NONPARTITIONMENT		57

18	MORTGAGE AND TRANSFER OF INTEREST		57

19	DESTRUCTION		60

20	SEVERANCE OF IMPROVEMENTS		61

21	CAPITAL IMPROVEMENTS		62

22	PROJECT INSURANCE		66

23	GENERAL PROVISIONS AFFECTING PROJECT INSURANCE		74

24	LIABILITY		81

Section		Page

25	AUTHORIZATIONS AND APPROVALS	83

26	DEFAULTS AND COVENANTS REGARDING OTHER PROJECT AGREEMENTS	85

27	ARBITRATION	91

28	ACTIONS PENDING RESOLUTION OF DISPUTES	95

29	REMOVAL OF PROJECT MANAGER OR OPERATING AGENT	96

30	RELATIONSHIP OF PARTICIPANTS	98

31	FEES	99

32	ENVIRONMENTAL PROTECTION	99

33	UNCONTROLLABLE FORCES	100

34	GOVERNING LAW	101

35	BINDING OBLIGATIONS	101

36	NONDEDICATION OF FACILITIES	103

37	GENERAL PROVISIONS GOVERNING PROJECT AGREEMENTS	103

38	TERM AND TERMINATION	105

39	ASSIGNMENT OF INTERESTS	106

40	EQUAL OPPORTUNITY	106

41	NOTICES	110

42	EXECUTION	111

APPENDICES

Section

A	DESCRIPTION OF ANPP HIGH VOLTAGE SWITCHYARD
B	PARTICIPANTS’ PERCENTAGE COSTS RESPONSIBILITY AND OWNERSHIP RESPONSIBILITY IN THE ANPP HIGH VOLTAGE SWITCHYARD
C	CONSTRUCTION SCHEDULE
D	CONSTRUCTION COSTS
E	EXPENSES OF OPERATING WORK
F	PAYROLL TAX RATIO
G	BENEFITS RATIO
H	WORKER’S COMPENSATION RATIO
I	OPERATION AND MAINTENANCE A&G RATIO
J	CAPITAL IMPROVEMENTS A&G RATIO
K	O&M RATIO AND CONSTRUCTION RATIO
L	ALLOCATION OF OVERHEAD EXPENSES

ANPP HIGH VOLTAGE SWITCHYARD

PARTICIPATION AGREEMENT

1.
PARTIES: The Parties to this ANPP High Voltage Switchyard Participation Agreement, hereinafter referred to as “Participation Agreement” or “Agreement”, are: ARIZONA PUBLIC SERVICE COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Arizona, hereinafter referred to as “Arizona”, SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona, hereinafter referred to as “Salt River Project”, PUBLIC SERVICE COMPANY OF NEW MEXICO, a corporation organized and existing under and by virtue of the laws of the State of New Mexico, hereinafter referred to as “PNM” , EL PASO ELECTRIC COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Texas, hereinafter referred to as “El Paso”, and SOUTHERN CALIFORNIA EDISON COMPANY, a corporation organized and existing under and by virtue of the laws of the State of California, hereinafter referred to as “Edison”, all hereinafter referred to singularly as Participant and collectively as the Participants.

2.	RECITALS: This Participation Agreement is made with reference to the following facts, among others:

2.1 On August 23, 1973, Arizona, Salt River Project, PNM, El Paso and Tucson Electric Power Company (Tucson) entered into the Arizona Nuclear Power Project (ANPP) Participation Agreement which as amended and supplemented establishes the terms and conditions relating to their ownership and operation of the Arizona Nuclear Power Project. Effective August 28, 1975, Tucson assigned all its interest in the ANPP Participation Agreement to Edison.

2.2 Arizona, Salt River Project, PNM and El Paso are entering into the ANPP Valley Transmission System Participation Agreement which establishes certain terms and conditions relating to their ownership, construction, operation and maintenance of the Transmission System.

2.3 Edison will own, construct, operate and maintain a 500kV line from the ANPP High Voltage Switchyard to the Devers Substation near North Palm Springs, California.

2.4 The Participants anticipate the construction of a 500 kV Transmission Line (referred to in this Participation Agreement as the Palo Verde-East 500 kV Transmission Line) from a bay position within the ANPP High Voltage Switchyard to a termination point east of the ANPP High Voltage Switchyard, the locations of which are presently under study.

2.5 The Participants recognize that it is in their mutual interest to participate in the ownership, construction, maintenance and operation of the ANPP High Voltage Switchyard to provide for the delivery of their Generation Entitlement Shares of Capacity and associated Energy from ANPP Units 1,2 and 3 to their respective load centers in addition to such other rights in the ANPP High Voltage Switchyard as the Participants may be entitled pursuant to the terms of this Agreement.

3.	AGREEMENT: In consideration of the mutual covenants contained herein, the Participants agree as follows:

4.	DEFINITIONS: The following terms, when used herein and in the Appendices attached hereto, shall have the meanings specified:

4.1 Account(s): Any bank account or accounts selected and established by the Project Manager or Operating Agent to receive and disburse funds, pursuant to Section 15 hereof, for Construction Work, Operating Work, and Capital Improvements.

4.2 Accounting Practice: Generally accepted accounting principles in accordance with the FERC System of Accounts.

4.3 Administrative Committee: The committee established pursuant to Section 7.1.1.1 hereof.

4.4 ANPP High Voltage Switchyard: Those facilities to be constructed and operated for the Participants herein, consisting generally of a breaker-and-a-half scheme comprising the termination facilities for the Transmission System, Edison’s Palo Verde-Devers 500kV transmission line, Palo Verde-East 500kV Transmission Line, the start-up transformer high voltage leads, and the generator step-up transformer high voltage leads, including, but not limited to, the high voltage busses, structures, power circuit breakers, disconnect switches, control building, switchyard auxiliary and protection systems and fencing, all as more particularly described in Appendix A hereto, and sometimes referred to herein as the High Voltage Switchyard.

4.5 ANPP Participation Agreement: The Arizona Nuclear Power Project Participation Agreement, dated August 23, 1973, as amended and supplemented, which provides for participation in the Arizona Nuclear Power Project.

4.6 ANPP Valley Transmission System Participation Agreement: The ANPP Valley Transmission System Participation Agreement dated July 6, 1981, executed by Arizona, Salt River Project, PNM and El Paso, which establishes certain terms and conditions related to their participation in the construction, operation and maintenance of the Transmission System.

4.7 Arizona Nuclear Power Project: Three nuclear steam electric generating units, together with all facilities and structures used or to be used therewith or related thereto, all as described generally in Appendix A to the ANPP Participation Agreement, and sometimes referred to herein as “PVNGS”, “Palo Verde Nuclear Generating Station” or “ANPP”.

4.8 Auditing Committee: The committee established pursuant to Section 7.1.1.3 hereof.

4.9 Capacity: Electrical rating expressed in megawatts electric (MWe) or kilowatts electric (KWe).

4.10 Capital Improvements: Any Units of Property, land or land rights which are added to the High Voltage Switchyard, the betterment of land or land rights or the enlargement or betterment of any Units of Property constituting a part of the High Voltage Switchyard, and the replacement of any Units of Property for other Units of Property or the replacement of land or land rights constituting a part of the High Voltage Switchyard, irrespective of whether such replacement constitutes an enlargement or betterment of that which it replaces, which additions, betterments, enlargements and replacements in accordance with Accounting Practice would be capitalized and are not included or reflected in the Final Completion Report.

4.11 Construction Agreement: Any agreement entered into by the Project Manager for the design, engineering, construction or installation of any component or portion of the High Voltage Switchyard including without limitation any engineering, design, construction, supervision, licensing or consulting services in connection with the Construction Work, site studies, preoperational environmental studies or reports, and for any other services or things necessary or useful in the performance of the Construction Work.

4.12 Construction Costs: The costs of constructing the High Voltage Switchyard as described in Section 13 hereof.

4.13 Construction Funds: Monies advanced to the Project Manager for Construction Work by or on behalf of the Participants in accordance with this Participation Agreement.

4.14 Construction Insurance: Policies of insurance to be procured and maintained or caused to be procured and maintained by the Project Manager in accordance with Sections 22 and 23 hereof.

4.15 Construction Schedule: The schedule of Construction Work as set forth in Appendix C hereto to be updated as required and approved by the Engineering and Operating Committee.

4.16 Construction Work: All engineering, design, contract preparation, purchasing, construction, supervision, negotiation, preparation and performance of Construction Agreements, acquisition of land or land rights, expediting, inspection, accounting, testing and start-up for each component of the High Voltage Switchyard, and preparation of operating and equipment manuals, all reports required by regulatory authorities and the conduct of hearings, conferences and other activities incidental to obtaining requisite permits, licenses and certificates for the construction and operation of each component of the High Voltage Switchyard prior to the completion of Construction Work for such component.

4.17 Date of Firm Operation: The date with respect to each component of the High Voltage Switchyard on which the Engineering and Operating Committee determines such component to be reliable for the transmission of Power and such component can be expected to operate continuously at any load up to its Capacity.

4.18 Devers Reactors: Four single-phase shunt reactors, related parts and the associated equipment required for the operation and protection of the four single-phase shunt reactors, all necessary for the operation of the Devers 500 kV Transmission Line as referenced in Appendix A.

4.19 Engineering and Operating Committee: The committee established pursuant to Section 7.1.1.2 hereof.

4.20 Energy: Kilowatt-hours (kwh) or megawatt- hours (mwh).

4.21 Final Completion Report: A complete summary of Construction Costs, a description of the High Voltage Switchyard and a summary of each Participant’s contributions to Construction Costs.

4.22 FERC System of Accounts: The Federal Energy Regulatory Commission’s “Uniform System of Accounts Prescribed for Public Utilities and Licensees (Class A and Class B)”, in effect as of the date of this Participation Agreement, and as such system of accounts may be in effect from time to time. References in this Participation Agreement to any specific FERC Account number shall mean the FERC Account number in effect as of the effective date of this Participation Agreement or any successor FERC Account.

4.23 Generation Entitlement Share: The percentage ownership interest of each Participant in ANPP Units 1, 2 and 3 at the time of execution of this Agreement. Each Participant’s Generation Entitlement share is as follows as of the date of execution hereof:

4.23.1	Arizona	=	29.1%
4.23.2	Salt River Project	=	29.1%
4.23.3	PNM	=	10.2%
4.23.4	El Paso	=	15.8%
4.23.5	Edison	=	15.8%

4.24 High Voltage Switchyard: The ANPP High Voltage Switchyard as defined in Section 4.4 herein.

4.25 Materials and Supplies: Materials and supplies for the ANPP High Voltage Switchyard which are stocked as defined in FERC Account 154.

4.26 Operating Agent: The Participant responsible for the performance of Operating Work and the making of Capital Improvements as more particularly described in Section 9 hereof.

4.27 Operating Emergency: An unplanned event or circumstance which reduces or may reduce the capability of the High Voltage Switchyard that would otherwise be available to the Participants under normal system operating conditions.

4.28 Operating Funds: Monies advanced to the Operating Agent for Operating Work and/or Capital Improvements by or on behalf of the Participants in accordance with this Participation Agreement.

4.29 Operating Insurance: Policies of insurance to be procured and maintained or caused to be procured and maintained by the Operating Agent in accordance with Sections 22 and 23 hereof.

4.30 Operating Work: Engineering, contract preparation, purchasing, repair, supervision, recruitment, training, expediting, inspection, accounting, testing, protection, operation, use, management, retirement, reconstruction, and maintenance associated with operating the High Voltage Switchyard and the Devers Reactors, including any work undertaken by the Operating Agent pursuant to Section 19 hereof and any work necessitated by an Operating Emergency, but excluding all work undertaken to make any Capital Improvements.

4.31 Ownership Responsibility: The agreed upon percentage ownership interest in the High Voltage Switchyard and financial liability of each Participant for Construction Funds and Operating Funds concerning the High Voltage Switchyard, as shown in Appendix B hereto.

4.32 Palo Verde-East 500 kV Transmission Line: A 500 kV transmission line to be constructed from a bay position within the ANPP High Voltage Switchyard to a termination point, the location of which is presently under study, located east of the ANPP High Voltage Switchyard.

4.33 Participant: Any Party hereto and any successor in interest or assignee of any such Party under Section 18 hereof.

4.34 Payroll Taxes: Taxes of a Participant based upon remuneration paid to its employees.

4.35 Power: Megawatts electric (MWe).

4.36 Project Agreements: This Participation Agreement, any Construction Agreement, as such agreements are originally executed or as they may thereafter be supplemented or amended, and any other agreements which the Participants designate as Project Agreements.

4.37 Project Insurance: Construction Insurance and Operating Insurance.

4.38 Project Manager: The Participant responsible for the performance of Construction Work as more particularly described in Section 8 hereof.

4.39 Spare Parts: Spare parts or equipment, the cost of which is capitalized, for the ANPP High Voltage Switchyard.

4.40 Transmission System: The following transmission facilities, including associated land and land rights, as described in Appendix A of the ANPP Valley Transmission System Participation Agreement, to be constructed and operated by the Participants except Edison: (i) the Palo Verde-Westwing 500kV Line, (ii) the Palo Verde-Kyrene 500kV Line, (iii) the Westwing 500kV Switchyard expansion and the Westwing 230kV Switchyard expansion, and (iv) the Kyrene 230kV Switchyard expansion.

4.41 Units of Property: Units of property as described in the Federal Energy Regulatory Commission’s “List of Units of Property for Use in Connection with Uniform System of Accounts Prescribed for Public Utilities and Licensees” in effect as of the date of this Participation Agreement, and as such list may be amended from time to time.

4.42 Willful Action:

4.42.1 Action taken or not taken by a Participant at the direction of its directors, officers or employees having management responsibility affecting its performance under any of the Project Agreements, which action is knowingly or intentionally taken or failed to be taken with conscious indifference to the consequences thereof or with intent that injury or damage would result or would probably result therefrom.

4.42.2 Action taken or not taken by a Participant at the direction of its directors, officers or employees having management responsibility affecting its performance under any of the Project Agreements, which action has been determined by final arbitration award or final judgment or judicial decree to be a material default under any of the Project Agreements and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default or, if no time to cure is specified therein, occurs or continues thereafter beyond a reasonable time to cure such default.

4.42.3 Action taken or not taken by a Participant at the direction of its directors, officers or employees having management responsibility affecting its performance under any of the Project Agreements, which action is knowingly or intentionally taken or failed to be taken with the knowledge that such action taken or failed to be taken is a material default under any of the Project Agreements.

4.42.4 The phrase “employees having management responsibility” as used in this Section 4.42 means employees of a Participant who are responsible for one or more of the executive functions of planning, organizing, coordinating, directing, controlling and supervising such Participant’s performance under any of the Project Agreements.

4.42.5 Willful Action does not include any act or failure to act which is merely involuntary, accidental or negligent.

4.43 Work Liability: Liability of one or more Participants for damage suffered by anyone other than a Participant, whether or not resulting from the negligence of any Participant, its directors, officers, employees or any other person or entity whose negligence could be imputed to such Participant, resulting from:

4.43.1 The performance or non-performance of Construction Work, Operating Work or construction, operation and maintenance of Capital Improvements.

4.43.2 The use or ownership of the High Voltage Switchyard.

5.    OWNERSHIP OF AND TITLE TO THE HIGH VOLTAGE SWITCHYARD

5.1 Each Participant shall accept, own and hold

title to an undivided interest as a tenant in common in the High Voltage Switchyard and all Capital Improvements thereto in proportion to its Ownership Responsibility as shown in Appendix B hereto.

5.2 The ownership and title to the High Voltage Switchyard and all Capital Improvements thereto shall vest simultaneously in the Participants having an interest therein so that the estates of each of them shall be deemed to be concurrent as to time, right and priority.

5.3 At any time as any Participant may reasonably demand in writing, the Participants shall jointly make, execute and deliver one or more supplements to this Participation Agreement in recordable form which shall describe with such particularity and detail as may be appropriate under the circumstances the property and facilities then constituting the High Voltage Switchyard and the rights, titles and interest of each Participant therein.

5.4 In the event any Participant transfers or assigns any of its rights, title or interest in and to the High Voltage Switchyard in accordance with Section 18 hereof and other applicable terms and conditions of this Participation Agreement, the Participants and any successor shall jointly make, execute and deliver a supplement to this Participation Agreement in recordable form which shall describe with such particularity and detail as may be appropriate under the circumstances the rights, titles and interests of each Participant and any successor following such transfer or assignment.

5.5 Edison shall own and hold title to the Devers Reactors.

6.    USE OF HIGH VOLTAGE SWITCHYARD

6.1 Under normal operating conditions, each Participant shall have the firm right to use Capacity in the High Voltage Switchyard as follows:

6.1.1 To transmit its Generation Entitlement Share of ANPP Power and Energy, or to substitute said Power and Energy without regard to origin, source or ownership of such substituted Power and Energy, through the components of the High Voltage Switchyard, and

6.1.2 To transmit Power and Energy through the components of the High Voltage Switchyard up to an amount equal to such Participant’s transmission rights in the Transmission System, the Palo Verde - Devers 500kV Line, and the Palo Verde-East 500kV Line, less the amount transmitted by it under Section 6.1.1 hereof.

6.2 Each Participant shall be entitled to use for any purpose all or part of the unused Capacity in the High Voltage Switchyard provided such use of unused

Capacity (i) does not interfere with or impair the entitlements described in Section 6.1 hereof, and (ii) does not create an overloaded condition on the High Voltage Switchyard, and provided further, that such Capacity is determined to be available by the Operating Agent in accordance with criteria to be developed by the Engineering and Operating Committee.

6.3 In the event that two or more Participants desire to use such unused Capacity in the High Voltage Switchyard, each such Participant may do so in the ratio that its Ownership Responsibility bears to the sum of the Ownership Responsibilities of such Participants.

6.4 Except as otherwise provided in Section 6.5, upon agreement with the Participants, a Participant may at its expense make interconnections to the High Voltage Switchyard. Such agreement shall specify the terms and conditions under which such interconnections may be made, the charges, if any, to the interconnecting Participant, and the distribution of the proceeds therefrom to the other Participants.

6.5 Arizona and Salt River Project shall jointly have an exclusive right at their expense to interconnect to the spare bay position in bay 3 of the High Voltage Switchyard or to allow another Participant to interconnect its electrical transmission system to said spare bay position. Such interconnection shall be subject only to mutual agreement between Arizona and Salt River Project, provided that such interconnection as provided hereunder does not materially interfere with or impair the rights of any other Participant to utilize its entitlement as provided in Section 6.1 hereof. The aforementioned agreement between Arizona and Salt River Project shall specify the terms and conditions under which interconnection to the spare bay position in bay 3 may be made, the charges, if any, to the interconnecting Participant (including Salt River Project or Arizona), and the distribution of proceeds therefrom between Arizona and Salt River Project.

6.6 Unless otherwise agreed by the Engineering and Operating Committee, when the Capacity available to the Participants in the High Voltage Switchyard is insufficient to accommodate all of the firm rights to Capacity under Section 6.1 hereof, then the use of the available Capacity of the High Voltage Switchyard will be allocated among the Participants desiring to use such Capacity in proportion to each Participant’s Ownership Responsibility.

7.	ADMINISTRATION AND COMMITTEES

7.1 As a means of securing effective cooperation and interchange of information and providing consultation on a prompt and orderly basis among the Participants in connection with various administrative and technical matters which may arise from time to time in connection with the terms and conditions of the Project Agreements, the Participants hereby establish the Committees described in this Section 7. The chairman for each of the Committees shall be the representative of the Project Manager or Operating Agent and shall be responsible for calling meetings or establishing telephone conference calls and establishing agendas at his own discretion or upon the request of another Participant.

7.1.1 The following Committees are hereby established and shall have the functions and responsibilities described herein and in the Project Agreements:

7.1.1.1 An Administrative Committee consisting of one representative appointed by each Participant, which representative shall be an officer or the general manager of the Participant or an authorized designee of an officer or the general manager of that Participant.

7.1.1.2 An Engineering and Operating Committee consisting of not more than two (2) representatives appointed by each Participant; provided, however, that in respect to each matter brought before the Engineering and Operating Committee, only one of such representatives shall have the right to vote thereon.

7.1.1.3 An Auditing Committee consisting of not more than two (2) representatives appointed by each Participant; provided, however, that in respect to each matter brought before the Auditing Committee, only one of such representatives shall have the right to vote thereon.

7.1.2 It is the intent of the Participants except for Edison, that the representatives appointed to the Administrative, Engineering and Operating, and Auditing Committees established under this Section 7 shall also act as representatives to the administrative, engineering and operating, and auditing committees established under the ANPP Valley Transmission System Participation Agreement. It is further intended by the Participants that any obligation or authority granted to said representatives under this Agreement shall only apply to this Agreement and that any obligation or authority granted to such representatives under said ANPP Valley Transmission System Participation Agreement shall only apply to said ANPP Valley Transmission System Participation Agreement.

7.2 The Administrative Committee shall have the following functions, among others:

7.2.1 Provide liaison between the Participants at the management level.

7.2.2 Exercise general supervision over the Engineering and Operating Committee, the Auditing Committee and any other standing or ad hoc committees established pursuant to Section 7.13 hereof.

7.2.3 Consider and resolve matters referred to it by the other Committees and standing or ad hoc committees.

7.2.4 Perform such other functions and duties as may be assigned to it in the Project Agreements.

7.2.5 Review, discuss, resolve or make recommendations relating to disputes among the Participants arising under the Project Agreements.

7.2.6 Provide liaison between the Participants, the Project Manager and the Operating Agent with respect to the progress, performance and completion of Construction Work; the performance of Operating Work; the progress, performance and completion of Capital Improvements; and the financial and accounting aspects thereof.

7.2.7 At the request of any Participant, on such terms and conditions as the Administrative

Committee may deem appropriate, authorize the installation on the property comprising the High Voltage Switchyard, of any structures, facilities or equipment by any one or more Participants or any third party for its or their own use. Unless otherwise agreed by the Administrative Committee, such structures, facilities or equipment shall not be considered Capital Improvements and shall not be considered a part of the High Voltage Switchyard.

7.3 The Engineering and Operating Committee shall have the following functions:

7.3.1 Provide liaison between the Participants and the Project Manager with regard to Construction Work and perform such functions as indicated in Sections 8.4.4, 8.4.16, 8.4.29, 8.9 hereof and Section D.2 hereto.

7.3.2 Review and approve, modify or otherwise act upon recommendations of the Operating Agent concerning the following items related to the performance of Operating Work or the making of Capital Improvements:

7.3.2.1 The annual capital expenditures budget, annual manpower table and budget, and annual operating and maintenance budget.

7.3.2.2 The planned outages for scheduled maintenance.

7.3.2.3 The policies for establishing the Spare Parts inventory and the Materials and Supplies inventory.

7.3.2.4 The written statistical and administrative reports, written budgets, and information and other similar records, and the form thereof, to be kept and furnished by the Operating Agent (excluding accounting records used internally by the Operating Agent for the purpose of accumulating financial and statistical data, such as books of original entry, ledgers, work papers and source documents.) .

7.3.2.5 The policies, criteria and procedures for determining Capacities of facilities.

7.3.2.6 The procedures for Power and Energy accounting.

7.3.2.7 The Operating Agent’s analysis of the total expenditures caused by an Operating Emergency.

7.3.2.8 The written statement of operating practices and procedures.

7.3.2.9 The list of transportation and motorized equipment to be owned or leased by the Operating Agent for Operating Work or making Capital Improvements.

7.3.2.10 The practices and procedures for the delivery of Power and Energy to the High Voltage Switchyard in accordance with the Participants’ schedules. Such practices and procedures shall provide for modifying said schedules to meet the needs of day-to-day or hour-by-hour operation, including emergencies on a Participant’s system.

7.3.2.11 The establishment of procedures for dealing with Operating Emergencies or curtailed operations of the High Voltage Switchyard components.

7.3.3 Determine the Date of Firm Operation for each High Voltage Switchyard component.

7.3.4 Perform such other duties as may be assigned to it by the Administrative Committee.

7.3.5 Establish the minimum balance to be maintained in the Account for Operating Funds pursuant to Section 15 hereof.

7.3.6 Review and approve, modify or otherwise act upon the Project Manager’s proposed list of acceptable architects, engineers, and/or constructors within ten (10) working days of receipt by the Engineering and Operating Committee members. Should the Engineering and Operating Committee fail to reach agreement within the allowed ten (10) working days, the Project Manager shall proceed.

7.3.7 Review and approve, modify or otherwise act upon the recommendation of the Project Manager for revision of the Construction Schedule.

7.4 The Auditing Committee shall have the following functions:

7.4.1 Development of procedures for accounting and auditing Construction Costs, and costs of Operating Work and Capital Improvements and advances of Construction Funds and Operating Funds consistent with the provisions hereof and Accounting Practice and development of procedures for making forecasts and requests for funds pursuant to Sections 15 and 21 hereof.

7.4.2 Audit or cause to be audited the books of the Project Manager, Operating Agent and any other Participant or contractor relevant to the performance of Construction Work and Operating Work or the construction of Capital Improvements.

7.4.3 Perform such other duties as may be assigned to it in any Project Agreement or by the Administrative Committee.

7.5 Within thirty (30) days after the execution of this Participation Agreement, each Participant shall designate its representatives to the Committees hereby established, with notice thereof given to the other Participants.

7.6 Any action or determination of a Committee must be unanimous.

7.7 The Administrative Committee, the Engineering and Operating Committee and the Auditing Committee shall keep written minutes and records of all meetings and all actions, agreements or determinations made by such Committees shall be reduced to writing and shall be signed by a representative of each Participant on said Committee or an authorized alternate.

7.8 The Committees shall have no authority to modify any of the terms, covenants or conditions of the Project Agreements except as specifically authorized in this Participation Agreement.

7.9 If either the Engineering and Operating Committee or the Auditing Committee fails to reach agreement while performing the functions and duties delegated to it in this Participation Agreement or in the Project Agreements, then such disagreement shall be referred to the Administrative Committee for resolution.

7.10 If the Administrative Committee fails to reach agreement while performing the respective functions and duties assigned to it in this Participation Agreement or in the other Project Agreements, then such disagreement shall be referred to higher authority within each

Participant’s organization before proceeding to arbitration as provided in Section 27 hereof.

7.11 In the event any Committee established in accordance with this Section 7 is unable or fails to agree with respect to any matter which such Committee is authorized to determine, approve or otherwise act upon after a reasonable opportunity so to do, then the Project Manager or the Operating Agent, as appropriate, shall take such action as in its discretion is necessary, pending the resolution of any such disagreement by arbitration pursuant to Section 27 hereof or otherwise, to the successful performance of Construction Work and Operating Work.

7.12 Each Participant shall notify the other Participants promptly of any change in the designation of its representatives on the Committees. A Participant may designate an alternate to act as its representative on any Committee in the absence of the regular member or to act on specified occasions with respect to specified matters. Any alternate representative appearing at a Committee meeting shall be deemed to have authority to act on behalf of the Participant he represents unless the Committee chairman is furnished with written notice to the contrary.

7.13 The Participants, acting through the Administrative Committee, shall have the right to establish standing or ad hoc committees. The authority and duties of any such committee shall be set forth in writing by the Administrative Committee and shall be subject to the provisions of the Project Agreements.

7.14 Any expenses incurred by any member of the Administrative Committee, Engineering and Operating Committee, Auditing Committee or any other standing or ad hoc committees in connection with his duties on such committee shall be paid and borne by the Participant whom he represents and shall not be included in Construction Costs or in the costs for Operating Work or costs of Capital Improvements.

8.    PERFORMANCE AND COMPLETION OF CONSTRUCTION WORK; PROJECT MANAGER

Construction Work shall be performed and completed as follows:

8.1 The High Voltage Switchyard shall be designed and constructed in accordance with practices generally accepted in the electric utility industry so as to permit each Participant to use Capacity in the High Voltage Switchyard for the purposes described in Section 6.1 hereof, subject to and in conformity with the provisions of Section 6 of this Participation Agreement. The Project Manager shall coordinate the design and construction of the High Voltage Switchyard.

8.2 Salt River Project shall be the Project Manager of the High Voltage Switchyard.

8.3 The Participants hereby appoint the Project Manager as their agent, and the Project Manager shall undertake as their agent and as principal on its own behalf to perform the Construction Work and to carry out the duties and responsibilities provided hereunder to be performed by it.

8.4 The Project Manager shall on behalf of the Participants:

8.4.1 Negotiate and enter into any Construction Agreement and purchase and procure such equipment, apparatus, machinery, materials, tools, supplies and services as it in its sole discretion may deem necessary or useful for the performance and completion of the Construction Work from any source or sources it may select.

8.4.2 Execute, perform and enforce all Construction Agreements in the name of the Project Manager, acting as principal on its own behalf and as agent for all Participants, in which all Participants shall have undivided interests as tenants in common equal to their respective Ownership Responsibilities.

8.4.3 Furnish each member of the Administrative Committee, upon request, with copies of all contracts with the architect, engineer, constructor, contractors and principal subcontractors, vendors and consultants.

8.4.4 Notwithstanding the provisions of Section 8.4.1, review with the Engineering and Operating Committee in a timely manner the Project Manager's bid evaluation process and all major design aspects in advance of action involving a commitment for major equipment at either a meeting called for such purpose by the Project Manager or by conference telephone call.

8.4.5 Arrange for placement of Construction Insurance pursuant to Sections 22 and 23 hereof, or provide for indemnification as necessary.

8.4.6 Determine which contractors, if any, shall be required to furnish any portion of the Construction Insurance, other insurance and faithful performance and payment bonds.

8.4.7 Assist any insurer in the investigation, adjustment and settlement of any loss or claim covered by Construction Insurance.

8.4.8 Present and prosecute claims against insurers and indemnitors providing Construction Insurance or indemnities in respect to any loss of or damage to any property of the High Voltage Switchyard or liability of any Participant to third parties covered by Construction Insurance or any indemnity agreement, and to the extent that such loss or damage is not covered by Construction Insurance, present and prosecute claims therefor against any parties who may be liable therefor. In the event the cost of repair, replacement or correction of such loss or damage arising out of a single incident or event exceeds $250,000, the Project Manager shall not make any settlement of any claims in respect thereof without the written consent and approval of the Administrative Committee.

8.4.9 Subject to the provisions of Section 24 hereof and except as hereinafter provided in this Section 8.4.9, investigate, adjust, defend and settle claims against any or all Participants arising out of or attributable to Construction Work, or the past or future performance or non-performance of the obligations and duties of any Participant, including the Project Manager, under or pursuant to this Participation Agreement, including but not limited to any claim resulting from death or injury to persons or damage to property, when said claims are not covered by valid and collectible Construction Insurance or other valid and collectible insurance carried by any Participant, and whenever and to the extent warranted, present and prosecute claims against any third party, including insurers, for any costs, losses and damages incurred in connection with said claims. The approval of the Administrative Committee shall be obtained by the Project Manager before any said claim or combination of said claims against any or all Participants arising out of the same transaction or incident is settled for more than $250,000 unless it shall be established that the entire amount of the settlement in excess of $250,000 is recoverable from an insurer providing Construction Insurance.

8.4.10 Comply with (i) any and all laws applicable to the performance of Construction Work, including without limitation all applicable laws, rules and regulations for protection of the environment and all applicable provisions of any worker's compensation laws; and (ii) the terms and conditions of any contract, permit or license relating to the High Voltage Switchyard.

8.4.11 Expend the funds advanced to the Project Manager only in the manner and for the purposes set forth in Sections 13 and 15 hereof.

8.4.12 Keep and maintain records of monies received and expended, obligations incurred, credits accrued, estimates of Construction Costs (excluding,

subject to Section 16.3 hereof, ad valorem taxes or payments in lieu thereof and allowance for funds used during construction) and contracts entered into in the performance of Construction Work, and make such records available for inspection by the Auditing Committee at reasonable times and places.

8.4.13 Not suffer any liens to remain in effect unsatisfied against the High Voltage Switchyard (other than liens permitted under the Project Agreements, liens for taxes or assessments not yet delinquent, liens for labor and material not yet perfected, or undetermined charges or liens incidental to the performance of Construction Work); provided, however, that the Project Manager shall not be required to pay or discharge any such lien as long as the Project Manager in good faith shall be contesting the same, which contest shall operate during the pendency thereof to prevent the collection or enforcement of such lien so contested.

8.4.14 Obtain or cause to be obtained necessary construction permits, temporary access rights and other licenses and approvals requisite to the performance and completion of Construction Work and initiation of Operating Work.

8.4.15 As soon as practicable after the completion of Construction Work on each component of the High Voltage Switchyard, provide each Participant with a summary of the estimated Construction Costs classified to appropriate FERC Accounts.

8.4.16 Provide the Participants with all necessary and required records and information pertaining to the performance of Construction Work, including progress reports at such regular intervals as the Administrative Committee or the Engineering and Operating Committee shall determine.

8.4.17 Keep the Participants fully and promptly informed of any known default by any Participant under the provisions of this Participation Agreement.

8.4.18 As soon as practicable after the commencement of Construction Work, furnish each Participant an estimate of total Construction Costs broken down by major categories of equipment and services and a forecast of the cash requirements of each Participant to meet such Construction Costs. Such forecast shall set forth such cash requirements (i) for each quarterly period commencing on the first day of January, April, July and October in which Construction Costs will become due and (ii) for each month of the first two quarterly periods immediately following the issuance of such forecast.

Such forecast shall be revised and furnished to each Participant every three (3) months thereafter until completion of Construction Work.

8.4.19 Furnish to a Participant any information reasonably available pertaining to the construction of the High Voltage Switchyard that will assist said Participant in responding to a request for such information by any federal, state or local regulatory authority.

8.4.20 Use its best efforts in the performance of its responsibilities hereunder to effect the completion of Construction Work in accordance with the Construction Schedule set forth in Appendix C hereto.

8.4.21 Keep the Participants fully and promptly advised of significant developments in connection with the progress, performance and completion of Construction Work.

8.4.22 Prepare and distribute the Final Completion Report to each Participant as soon as practicable but not later than twenty-four (24) months after completion of Construction Work performed by the Project Manager unless such time is extended by the Administrative Committee.

8.4.23 Provide the Administrative Committee with all necessary and required records and information for its use in the performance of its responsibilities under this Participation Agreement.

8.4.24 Construct the High Voltage Switchyard so as to comply with the Project Agreements.

8.4.25 Conduct appropriate tests to verify that specified characteristics of major equipment items have been achieved and, if necessary, make or cause to be made final equipment modifications to meet the specified requirements thereof.

8.4.26 Provide for and enforce any and all warranties on equipment, facilities, materials and services sold to or furnished for the High Voltage Switchyard except that any equipment warranties which expire more than one (1) year after the completion of Construction Work for the final component of the High Voltage Switchyard shall be enforced by the Operating Agent.

8.4.27 Conduct such environmental and economic studies as the Administrative Committee directs or as the Project Manager in its discretion deems necessary or appropriate in arriving at a recommendation to the Administrative Committee regarding construction of the High Voltage Switchyard.

8.4.28 Subject to the provisions of Section 5 hereof, secure or cause to be secured any necessary additional land and land rights for the High Voltage Switchyard.

8.4.29 Furnish each member of the Engineering and Operating Committee upon request any studies, specifications, drawings and any documentation related to the foregoing received from the architect, engineer, constructor, consultants, contractors or vendors involved in Construction Work.

8.5 Each Participant shall provide to the extent possible all assistance as may be requested by the Project Manager in the performance of its obligations hereunder and such Participant shall be reimbursed for its costs and expenses incurred in providing such assistance under similar terms and conditions to those which apply to Project Manager under this Agreement.

8.6 Each Participant shall, within sixty (60) days after the execution of this Participation Agreement, submit to the Project Manager any special requirement it may have regarding accounting, records or information in order that all required records may be maintained in the same manner throughout the construction and final completion of the High Voltage Switchyard. The Project Manager shall use its best efforts to accommodate said special requirements.

8.7 The Project Manager shall have the full responsibility and authority for the employment and organization of the personnel and staff required to complete the Construction Work.

8.8 The Project Manager shall construct the High Voltage Switchyard with the objective of having the components of the High Voltage Switchyard available for energization tests and operation in accordance with the Construction Schedule as shown on Appendix C hereto.

8.9 In the event the Project Manager desires to construct any facilities of the High Voltage Switchyard with its own forces, the Engineering and Operating Committee shall exercise the option of approving the Project Manager's cost reimbursable bid or approving the use of the Project Manager's forces at a fixed cost equivalent to the lowest acceptable bid other than the Project Manager's bid. Should the Engineering and Operating Committee elect to approve the use of the Project Manager's forces at a fixed cost equivalent to the lowest acceptable bid other than the Project Manager's bid, the Project Manager at its sole discretion may withdraw its bid.

9.    OPERATING AGENT

9.1 The Operating Agent for the High Voltage Switchyard and the Devers Reactors shall be Salt River Project.

9.2 The Participants hereby appoint the Operating Agent as their agent, and the Operating Agent shall undertake as their agent and as principal on its own behalf, to perform the Operating Work and Capital Improvements and to carry out the duties and responsibilities provided hereunder to be performed by it.

9.3 The Operating Agent shall:

9.3.1 Administer, enforce and perform the Operating Work and Capital Improvements so as to comply with Project Agreements and in a manner consistent with generally accepted practices in the electric utility industry recognizing that such practices may be affected by the design and operational characteristics of the High Voltage Switchyard, the rights and obligations of the Participants under this Participation Agreement and other special circumstances affecting the Operating Work and Capital Improvements.

9.3.2 Furnish from its own resources or contract for and obtain from any other sources it may select, including any Participant, the services and studies necessary for performance of Operating Work and Capital Improvements.

9.3.3 Execute, administer, perform and enforce contracts in the name of the Operating Agent, acting as principal on its own behalf and as agent for all of the other Participants for Operating Work and Capital Improvements, including without limitation any and all warranties on equipment, facilities, materials and services furnished pursuant to any such contracts.

9.3.4 Administer, perform and enforce all other contractual obligations and arrangements, including all warranties applicable thereto, entered into by the Project Manager and continuing beyond the period ending one year after the completion of Construction Work for the final High Voltage Switchyard component constructed.

9.3.5 Furnish or recruit the necessary personnel and provide for such training as may be required to qualify them to perform the Operating Work and Capital Improvements and to meet all requirements established by law.

9-3.6 Comply with (i) any and all laws applicable to the performance of Operating Work and Capital Improvements, including without limitation all applicable laws, rules and regulations for protection of the environment and all applicable provisions of any worker’s compensation laws; and (ii) the terms and conditions of any contract, permit or license relating to the High Voltage Switchyard.

9.3.7 Purchase and procure, through and from any source it may select, in the name of the Participants, with undivided interests as tenants in common in accordance with their respective ownership, as defined in Section 5 of this Participation Agreement, the equipment, apparatus, machinery, tools, Materials and Supplies and Spare Parts necessary for the performance of Operating Work and Capital Improvements.

9.3.8 Expend the Operating Funds advanced to the Operating Agent in accordance with the terms and conditions of this Participation Agreement.

9.3.9 Keep and maintain such records of monies received and expended, obligations incurred, credits accrued, the conduct of Operating Work and making Capital Improvements, and of contracts entered into in the performance of Operating Work and Capital Improvements as may be necessary or useful in carrying out Project Agreements or required to permit an audit of the Operating Work and Capital Improvements, and make such records available for inspection by the Auditing Committee.

9.3.10 Not suffer any liens to remain in effect unsatisfied against the High Voltage Switchyard (other than the liens permitted under the Project Agreements, liens for taxes and assessments not yet delinquent, liens for labor and material not yet perfected or undetermined charges or liens incidental to the performance of the Operating Work); provided that the Operating Agent shall not be required to pay or discharge any lien as long as the Operating Agent in good faith shall be contesting the same which contest shall operate during the pendency thereof to prevent the collection or enforcement of such lien so contested.

9.3.11 Arrange for the placement and maintenance of Operating Insurance as provided in Sections 22 and 23 hereof.

9.3.12 Assist any insurer in the investigation, adjustment and settlement of any loss or claim covered by Operating Insurance.

9.3.13 Present and prosecute claims against insurers and indemnitors providing Operating Insurance or indemnities in respect to any loss of or damage to any property of the High Voltage Switchyard or liability of any Participant to third parties covered by Operating Insurance or any indemnity agreement, and to the extent that such loss, damage, or liability is not covered by Operating Insurance, present and prosecute claims therefor against any parties who may be liable therefor. In the event the cost of repair, replacement or correction of such loss or damage arising out of a single incident or event exceeds $250,000, the Operating Agent shall not make any settlement of any claims in respect thereof without the consent and approval of the Administrative Committee.

9.3.14 Subject to the provisions of Section 24 hereof and except as hereinafter provided in this Section 9.3.14, investigate, adjust, defend and settle third party claims against any or all Participants arising out of, or attributable to, Operating Work or Capital Improvements, or the past or future performance or nonperformance of the obligations and duties of any Participant, including the Operating Agent, under or pursuant to this Participation Agreement, including but not limited to any claim resulting from death or injury to persons or damage to property, when said claims are not covered by valid and collectible Operating Insurance or other valid and collectible insurance carried by any Participant, and whenever and to the extent reasonable present and prosecute claims against any third party, including insurers, for any costs, losses and damages incurred in connection with said claims. The approval of the Administrative Committee shall be obtained by the

Operating Agent before any said claim or combination of said claims against any or all Participants arising out of the same transaction or incident is settled for more than $250,000 unless the entire amount of the settlement in excess of $250,000 is recoverable from an insurer providing Operating Insurance.

9.3.15 Keep the Participants fully and promptly advised of material changes in conditions or other material developments affecting the performance of Operating Work or Capital Improvements and furnish the other Participants with copies of any notices given or received pursuant to the Project Agreements.

9.3.16 Provide the Administrative, Engineering and Operating and Auditing Committees with all written statistical and administrative reports, accounting records, written budgets, information and other records relating to Operating Work and Capital Improvements necessary or useful in the performance of their respective responsibilities under this Participation Agreement.

9.3.17 Upon the request of any Participant, provide such Participant, in reasonable quantity without direct charge therefor, a copy or copies of any report, record, list, budget, manual, accounting or billing summary, classification of accounts or other documents or revisions of any of the aforesaid items, all as prepared in accordance with this Participation Agreement.

9.3.18 Keep the Participants fully and promptly informed of any known default of the Project Agreements and submit to the Participants any recommendations for amendments of the Project Agreements.

9.3.19 Prepare recommendations covering the matters which are to be reviewed and acted upon by the Engineering and Operating Committee pursuant to Section 7.3.2 hereof.

9.3.20 Carry out and follow the practices and procedures and directions which have been approved and issued by the Administrative Committee, the Engineering and Operating Committee, or the Auditing Committee pursuant to the Project Agreements, except as otherwise provided in Section 9.3.21 hereof.

9.3.21 In the event of an Operating Emergency take such action as in its sole discretion it may deem prudent or necessary to preserve and maintain the safety, integrity and operability of the High Voltage Switchyard, to maintain the maximum transfer capability of each High Voltage Switchyard component, to protect the health and safety of the public or to minimize any adverse environmental effects and such other action as required by Section 11 hereof notwithstanding any practices and procedures and directions approved and issued by the Administrative Committee or the Engineering and Operating Committee, to terminate the Operating Emergency.

9.3.22 Coordinate scheduled outages of the High Voltage Switchyard components with the other Participants.

9.4 Each Participant shall provide to the extent possible all assistance as may be requested by the Operating Agent in the performance of Operating Work or Capital Improvements and such Participant shall be reimbursed for its costs and expenses in providing such assistance under similar terms and conditions to those which apply to the Operating Agent under this Agreement if applicable.

10.    CURTAILMENT OF CAPACITY IN THE HIGH VOLTAGE SWITCHYARD

10.1 The Operating Agent shall as soon as practicable notify the dispatchers of each Participant of the occurrence of an Operating Emergency, and the amount of any resulting curtailment which shall be determined by the Operating Agent in accordance with criteria approved by the Engineering and Operating Committee.

10.2 The Operating Agent shall notify the Partici-

pants of the maximum High Voltage Switchyard Capacity available to each of the Participants during the periods of curtailment.

11.    OPERATING EMERGENCY

11.1 In the event of an Operating Emergency,

11.1.1 The Operating Agent shall take any and all steps reasonably necessary and required to terminate the Operating Emergency, in accordance with generally accepted practices in the electric utility industry.

11.1.2 The Operating Agent shall make every reasonable effort to furnish temporary alternate service through other circuits or elements of the High Voltage Switchyard.

11.2 As soon as practicable after the commencement of an Operating Emergency, the Operating Agent shall advise the Participants of the occurrence of the Operating Emergency, its nature, and the steps taken or to be taken to terminate the Operating Emergency, including a preliminary estimate of the expenditures required to terminate the Operating Emergency. Upon the termination of an Operating Emergency, the Operating Agent shall advise the Participants as to when the Operating Emergency was terminated and the steps taken to terminate the Operating Emergency.

11.3 The costs incurred and amounts expended and charged to maintenance expense or Capital Improvements by the Operating Agent for repair, restoration and reconstruction of the High Voltage Switchyard as the result of an Operating Emergency shall be allocated to the Participants in proportion to their Ownership Responsibility for the High Voltage Switchyard and shall be billed to the Participants in accordance with Section 15.10.1, 15.10.2 and 15.11 hereof.

11.4 Following the termination of the Operating Emergency, the Operating Agent shall submit to the Participants a report containing a summary of the costs incurred and expenditures made in connection with the repair, restoration, reconstruction or Capital Improvements and such other information as may be required by the Engineering and Operating Committee.

12.	SPARE PARTS

12.1 The Project Manager shall purchase all initial Spare Parts and the Operating Agent shall thereafter maintain a Spare Parts inventory for the High Voltage Switchyard in accordance with policies prepared by the Operating Agent and approved by the Engineering and Operating Committee.

12.2 The Operating Agent shall purchase all replacements of Spare Parts and shall allocate the costs thereof to the Participants in proportion to their

Ownership Responsibilities.

12.3 Edison shall accept sole financial responsibility for replacement parts and tools necessary for the performance of Operating Work on the Devers Reactors.

13.	CONSTRUCTION COSTS

13.1 Construction Costs shall include all payments made and obligations incurred by the Project Manager for or in connection with Construction Work, including but not limited to those costs specified in Appendix D attached hereto and in Section 13.3 hereof.

13.2 Except as otherwise provided in Section 13.4 hereof, all Construction Costs incurred shall be shared by the Participants in proportion to their respective Ownership Responsibility and shall be advanced by them and disbursed and accounted for by the Project Manager in accordance with Section 15 hereof.

13.3 Upon execution of this Participation Agreement, all costs incurred prior to such execution by the Project Manager for Construction Work hereunder shall be reallocated among the Participants hereunder in proportion to the Participants’ Ownership Responsibility.

13.4 Edison shall accept sole financial responsibility or receive credit, if applicable, for any difference between (i) the actual invoiced cost of the two 500 KV power circuit breakers (“Devers Breakers”), required in High Voltage Switchyard for the Palo Verde-Devers 500 KV transmission line and., (ii) the unit bid price applicable to the initial eight (8) 500 KV power circuit breakers procured for the High Voltage Switchyard escalated to the date of shipment multiplied by a factor of two (2). Escalation contemplated in (ii) above shall be determined in accordance with the methodology set forth in Salt River Project Purchase Order #V48013. The Project Manager shall purchase, deliver or have delivered, and install the Devers Breakers and all associated equipment. Edison shall pay or receive credit, if applicable, for such difference in costs at times established in the terms of payment shown in the purchase order for the Devers Breakers. Edison shall accept sole financial responsibility or receive credit, if applicable, for any difference between (i) the cost of installation of two (2) of the initial eight (8) 500 kV power circuit breakers procured for the High Voltage Switchyard and (ii) the cost to install the Devers Breakers. In addition to the foregoing, Edison shall pay $17,000 to cover all incremental engineering and supervisory costs incurred by the Project Manager for procurement and additional design required for the installation of the Devers breakers.

14.	OPERATION AND MAINTENANCE COSTS:

14.1 Operation and maintenance costs of the High

Voltage Switchyard shall include all payments made and obligations incurred by the Operating Agent for or in connection with the performance of Operating Work, including (i) those costs of Operating Work specified in Appendix E hereto, (ii) those costs specified in Section 16 hereof to the extent any tax or payment in lieu thereof is levied against a Participant on behalf of all of the Participants, and in Section 22.2 hereof (excluding worker’s compensation expense for the Operating Agent’s employees), and (iii) those costs and expenses described in Section 24.3 hereof.

14.2 The costs of Operating Work shall be shared by the Participants in proportion to their respective Ownership Responsibilities and shall be advanced by them to the Operating Agent and disbursed and accounted for by the Operating Agent in accordance with Section 15 hereof.

14.3 Edison shall accept sole financial responsibility for all Operating Work associated with the Devers Reactors.

15.	ADVANCEMENT OF FUNDS

15.1 Each Participant shall advance its share of Construction Funds and Operating Funds prior to the date when funds are required by the Project Manager or Operating Agent to pay for Construction Work, Operating Work and Capital Improvement so that neither the Project Manager nor the Operating Agent in its capacity as such will have to advance any funds on behalf of another Participant.

15.2 Each Participant shall pay monthly in advance, on or before a due date as specified by the Project Manager, its Ownership Responsibility share of all Construction Costs pursuant to Section 13.2 in accordance with the quarterly forecasts, or revisions thereof, of estimated monthly expenditures for Construction Work prepared by the Project Manager and furnished to each Participant pursuant to Section 8.4.18 hereof. Construction Funds on hand which are not required for working capital needs shall be invested to the maximum extent feasible in direct obligations of or obligations guaranteed by the federal government or agencies of the federal government in a manner legal for all Participants. Earnings and losses, if any, as a result of such investments, shall be allocated to the Participants in proportion to the funds advanced by each Participant.

15.3 Following the completion of Construction Work the Project Manager shall allocate to the Participants in proportion to their respective Ownership Responsibilities all proceeds, if any, resulting from the sale of surplus material not required for the High Voltage Switchyard.

15.4 The sum of the advances by the Participants hereunder to the Project Manager shall not exceed one hundred percent (100%) of the total Construction Costs forecasted to be expended as of the date specified in the detailed monthly forecast furnished to the Participants pursuant to Section 8.4.18 hereof plus or minus any adjustments of previous estimates to actual costs.

15.5 The Project Manager and the Operating Agent, with the approval of the Auditing Committee, shall establish Account(s) for Construction Funds and Operating Funds at a bank of their choice and notify the Participants in writing of the establishment of the Account not later than five (5) days following its establishment.

15.6 Construction Funds required to be advanced by the Participants in accordance with this Participation Agreement shall be deposited in the Account for Construction Funds, and the Project Manager shall, unless otherwise agreed to by the Participants, make disbursements from the Account for Construction Funds only for expenditures or obligations incurred by it in the performance of Construction Work or for the investment of Construction Funds pursuant to Section 15.2 hereof.

15.7 The Engineering and Operating Committee shall establish a minimum balance for the Operating Funds so that the Operating Agent will have Operating Funds to pay for expenditures or obligations incurred by the Operating

Agent pursuant to this Participation Agreement. Such minimum balance may be revised by the Engineering and Operating Committee at any time. The original minimum balance and any increase therein shall be allocated among the Participants on the basis of their respective Ownership Responsibilities and shall be due and payable within fifteen (15) business days following billing notification of the establishment of the minimum balance or of the date on which any increase in such minimum balance shall become effective. In the event the Engineering and Operating Committee authorizes a decrease in such minimum balance, then each Participant shall receive a credit on the next bills from the Operating Agent in proportion to its Ownership Responsibility.

15.8 All Operating Funds required to be advanced by the Participants in accordance with this Participation Agreement shall be made payable to the Account of the Operating Agent, or may be credited to the Account for Operating Funds by bank transfers. All Operating Funds shall be deposited in the Account for Operating Funds, and the Operating Agent shall, unless otherwise directed by the Administrative Committee, make disbursements from the Account for Operating Funds only for expenditures or obligations incurred by it in the performance of Operating Work or Capital Improvements as defined herein.

15.9 The Operating Agent shall establish the Account for Operating Funds at least thirty (30) days prior to incurring any costs for Operating Work on behalf of the Participants pursuant to this Participation Agreement. The Operating Agent shall notify the Participants in writing of the establishment of the Account for Operating Funds not later than five (5) days following its establishment.

15.10 Each Participant shall advance Operating Funds to the Account for Operating Funds on the basis of bills it receives from the Operating Agent which bills shall reflect each Participant’s share of the costs of Operating Work and Capital Improvements determined in accordance with this Participation Agreement as follows:

15.10.1 Expenses described in Sections 11, 12, 14 and 21 hereof for the current month shall be billed on an estimated basis on or before the first business day of each such month and payment shall be due and payable by the fifteenth day of such month, provided that adjustments for actual expenses incurred for such month shall be reflected in the bill for the calendar month which follows the date of determination of such actual expenses.

15.10.2 Expenses described in Sections 11, 16 (to the extent that any tax or payment in lieu thereof is levied against a Participant on behalf of all Participants), 22, 23 (excluding worker’s compensation insurance) and 24 hereof shall be billed not less than ten (10) business days prior to their due date and shall be due and payable within seven (7) business days following receipt of the invoice. If such expenditures or obligations do not have a specified due date, they shall be billed within a reasonable time following the incurrence of such expenditures or obligations and shall be due and payable within seven (7) business days following receipt of the bill.

15.11 Each Participant shall advance funds to the Operating Account for its share of all expenditures for Operating Emergencies (excluding those items billed under Sections 15.10.1 and 15.10.2 hereof) on the basis of estimates in accordance with Section 11.2 hereof.

15.12 Funds not advanced to the Project Manager or the Operating Agent on or before the due date specified in Sections 15.2, 15.7, 15.10 and 15.11 hereof shall be payable with interest, if any, accrued as provided in Section 26.3 hereof.

15.13 If a Participant shall dispute any portion of any amount specified in a monthly forecast, billing or a request for funds, the disputant shall make the total payment specified in said forecast, billing or request for funds pursuant to Section 26.4 hereof.

16.	TAXES

16.1 The Participants shall use their best efforts to have any taxing or other authority levying any taxes or assessments, or payments in lieu thereof, or making any valuations for the purpose of levying any taxes or assessments or payments in lieu thereof, on the High Voltage Switchyard, or any beneficial interest or rights therein, assess and levy such taxes or assessments or payments in lieu thereof directly against the ownership or beneficial interest of each Participant in the High Voltage Switchyard.

16.2 All taxes or assessments or payments in lieu thereof levied against each Participant’s ownership or beneficial interest in the High Voltage Switchyard, excepting those taxes or assessments or payments in lieu thereof levied against an individual Participant on behalf of any or all of the other Participants, shall be the sole responsibility of the Participant upon whose ownership or beneficial interest said taxes or assessments or payments in lieu thereof are levied.

16.3 If any property taxes or payments in lieu thereof or any other taxes or assessments are levied or assessed in a manner other than as specified in Section 16.1 hereof, it shall be the responsibility of the Administrative Committee to establish equitable practices and procedures for the apportionment among the

Participants of such taxes and assessments or payments in lieu thereof.

16.4 No Participant who is exempt from, and makes no payment in lieu of, any taxes assessed against any or all of the other Participants shall be obligated to make any contribution toward such taxes to the extent of the exemption.

17.	NONPARTITIONMENT

17.1 Each Participant hereby waives any rights it may have to partition the High Voltage Switchyard or the Project Agreements, whether by partitionment in kind or by sale and division of the proceeds, and further agrees that it will not resort to any action in law or in equity to partition the High Voltage Switchyard or the Project Agreements. Each Participant waives the benefits of all laws that may now or hereafter authorize such partition for a term (i) which shall be coterminous with this Participation Agreement, or (ii) which shall be for such lesser period as may be required under applicable law.

18.	MORTGAGE AND TRANSFER OF INTEREST

18.1 Each Participant shall have the right at any time and from time to time to mortgage, create or provide for a security interest in or to convey in trust all or a part of its ownership interest in the High Voltage Switchyard, together with an equal interest in the Project Agreements to a trustee or trustees under deed of trust, mortgage or indenture or to a secured party or parties under a security agreement, as security for its present or future bonds or other obligations or securities, and to any successors or assignees thereof, without the need for the prior written consent of any other Participant and without such mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any of the obligations of the Participants.

18.2 Any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements of any of the Participants and any successor assignee thereof, and any receiver, referee or trustee in bankruptcy or reorganization of any of the Participants, and any successor by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior written consent of any other Participant, succeed to and acquire all the rights, titles and interests of such Participant in the High Voltage Switchyard and the Project Agreements, and may take over possession of or foreclose upon said property, rights, titles and interests of such Participant, and in such event shall assume and be obligated fully to perform and discharge all of the obligations of such Participant hereunder and under any other Project Agreements.

18.3 Without the prior written consent of any other Participant, each Participant shall have the right to transfer or assign all or part of its interest in the ownership of the High Voltage Switchyard pursuant to Section 5 hereof and in the Project Agreements, to any person, partnership, corporation or governmental corporation or agency engaged in the generation, transmission or distribution of Energy.

18.4 Except as otherwise provided in Sections 18.1, 18.2 and 35 hereof, any successor to the rights, titles and interests of a Participant in the High Voltage Switchyard, together with an equal interest in the Project Agreements, shall assume and agree fully to perform and discharge all of the obligations of such Participant under the Project Agreements, and such successor shall notify each of the other Participants in writing of such transfer, assignment or merger, and shall furnish to each Participant evidence of such transfer, assignment or merger and thereupon shall be considered to be a Participant in the High Voltage Switchyard together with an equal interest in the Project Agreements, and the transferring Participant shall thereupon, without the consent of any other Participant, be released from all obligations under the Project Agreements so assumed and agreed to by such successor.

18.5 Each Participant shall have the right, without the need for the prior written consent of any other Participant, to assign its right, title and interest in the High Voltage Switchyard and the Project Agreements to any entity into which such Participant may be merged or consolidated and which assumes the obligations of such Participant hereunder, but such assignment shall not relieve the Participant from said obligations.

18.6 Each Participant shall have the right at any time, and from time to time, without the need for the prior written consent of any other Participant, to assign and/or convey its right, title and interest in the High Voltage Switchyard and the Project Agreements to a trustee or trustees for the purpose of enabling the Participant to finance its obligations hereunder, and such trustee or trustees shall be entitled, without the prior written consent of any other Participant, to mortgage or grant a security interest in the said assets to accomplish such financing, provided that such transfers will not relieve the Participant from any of its obligations hereunder.

19.	DESTRUCTION

19.1 Subject to Section 19.2 hereof, if any component of the High Voltage Switchyard should be damaged or destroyed after its Date of Firm Operation, the Participants shall, unless otherwise agreed, repair or reconstruct such facilities. The Participants shall share the costs of such repair or reconstruction in proportion to their Ownership Responsibilities.

19.2 If any facilities of the High Voltage Switchyard should be destroyed after the retirement of Unit 1,2 or 3 of the Arizona Nuclear Power Project the Participants shall, unless otherwise agreed, share the costs of such repairs or reconstruction in proportion to their Ownership Responsibilities; provided, however, that should all of the Participants not agree to restore or reconstruct the damaged portion of the High Voltage Switchyard, but some of the Participants nevertheless desire to do so, then any Participant who does not agree to restore or reconstruct shall sell its ownership interest in the High Voltage Switchyard to the remaining Participants for a price equal in amount to its Ownership Responsibility of the salvage value thereof. The Participants agreeing to repair or reconstruct such damaged portion of the High Voltage Switchyard shall purchase such ownership interest and shall share the costs of repair or reconstruction in proportion to their Ownership Responsibilities.

20.	SEVERANCE OF IMPROVEMENTS

20.1 The Participants agree that all facilities, structures, improvements, equipment and property of whatever kind and nature constructed, placed or affixed on the rights-of-way, easements, patented and leased lands as part of or as a Capital Improvement to the High Voltage Switchyard as against all parties and persons whomsoever (including without limitation any party acquiring any interest in the rights-of-way, easements, patented or leased lands or any interest in or lien, claim or encumbrance against any of such facilities, structures, improvements, equipment and property of whatever kind and nature), shall be deemed to be and remain personal property of the Participant(s), not affixed to the realty.

21.	CAPITAL IMPROVEMENTS

21.1 The Participants recognize that from time to time it may be necessary or desirable to make Capital Improvements or that Capital Improvements may be required by laws and regulations applicable to the High Voltage Switchyard.

21.2 If requested by a Participant, any such Capital Improvement shall be described in a supplement to this Participation Agreement executed in recordable form.

21.3 All Capital Improvements shall be included in the annual capital expenditures budget. After such budget has been approved by the Engineering and Operating Committee, each Participant shall be obligated for the costs incurred for such Capital Improvements in proportion to its Ownership Responsibility.

21.4 At any time the Engineering and Operating Committee may authorize Capital Improvements not included in the annual capital expenditures budget if any such Capital Improvement is required to comply with any lawful order, rule or regulation of a state, federal or local regulatory agency or if the cost of any such Capital Improvements is less than $50,000. All other Capital Improvements not included in the annual capital expenditures budget may only be authorized by the Administrative Committee.

21.5 The Operating Agent shall submit to the Participants a forecast of cash requirements for each authorized Capital Improvement. Such forecast shall set forth such cash requirements (i) for each quarterly period commencing on the first day of January, April, July and October in which costs for such Capital Improvements shall become due, and (ii) for each month of the first two quarterly periods immediately following the issuance of such forecast. Such forecast shall be revised and furnished to each Participant every three (3) months thereafter until completion of the Capital Improvement.

21.6 The Operating Agent shall be responsible for the design and construction of all Capital Improvements unless otherwise agreed by the Administrative Committee.

21.7 The costs of Capital Improvements shall include but not be limited to:

21.7.1 All costs, including time off allowance, incurred by the Operating Agent (other than obligations for allowance for funds used during construction) which conform to the provisions of Electric Plant Instruction 3 of the FERC System of Accounts entitled, “Components of Construction Cost”. These costs shall not include any taxes shared by the Participants pursuant to Section 16 hereof. However, such charges shall include costs of any injuries or damages arising out of and occurring during the course of construction of Capital Improvements and the cost of any additional insurance which the Operating Agent deems necessary to protect the interests of the Participants during” the effectuation of such Capital Improvements prior to the time the coverage provided in Section 22 hereof becomes applicable thereto.

21.7.2 All other applicable overhead costs incurred by the Operating Agent which conform to the provisions of Electric Plant Instruction 4 of the FERC System of Accounts entitled “Overhead Construction Costs.”

21.7.3 If any Capital Improvements are made by the Operating Agent’s employees, the labor loading charges shall be determined by multiplying the sum of the Operating Agent’s labor charges included in Section 21.7.1 hereof by the “Payroll Tax Ratio,” the “Benefits Ratio” and the “Workers’ Compensation Ratio” determined pursuant to Appendix F, G and H, respectively hereto. Estimated ratios shall be used and year-end adjustments shall be made in a manner similar to that described in Appendix E.2 and E.3 hereto.

21.7.4 If any Capital Improvements are made by the Operating Agent’s employees, the amount of the Operating Agent’s administrative and general expenses allocable to such Capital Improvements shall be determined by multiplying the sum of the Operating Agent’s labor charges included in Section 21.7.1 hereof by a decimal fraction hereinafter referred to as the “Capital Improvements A&G Ratio” as determined pursuant to Appendix J hereto. Estimated ratios shall be used and year-end adjustments shall be made in a manner similar to that described in Appendix E.2 and E.3 hereto.

21.8 If any Capital Improvements are made by a contractor, the amount of the Operating Agent’s administrative and general expenses allocable to such Capital Improvements shall be determined by multiplying the total work order cost thereof by one percent (1.00%).

As used herein, “total work order costs” does not include the costs of injuries and damages, claims, taxes, other than sales and use taxes, and interest incurred by the Operating Agent or any other of the Operating Agent’s noncontracted costs during the construction of Capital Improvements; however, costs of administration of the injuries and damages program are included.

21.9 Units of Property retired from service, whether considered original construction or Capital Improvements, shall be disposed of by the Operating Agent on the best available terms as soon as practicable, and the proceeds, if any, received therefrom shall be credited or distributed to the Participants in proportion to their Ownership Responsibility.

22.	PROJECT INSURANCE

22.1 Unless otherwise specified by the Administrative Committee, during the performance of Construction Work, the Project Manager shall, subject to the provisions hereof, procure and maintain in force, or cause to be procured and maintained in force, so as to be effective not later than the date on which the Project Manager shall first incur a risk of loss, damage or liability, Construction Insurance for the following casualty, property, and surety exposures.

22.1.1 Casualty Exposures

22.1.1.1 Comprehensive bodily injury, and property damage insurance, in an amount not less than $10 million. Policy extensions shall include coverage for:

1.	Personal Injury

2.	Explosion, Collapse and Underground (X.C.U.)

3.	Broad Form Property Damage

4.	Employees as Additional Insureds

5.	Blanket Contractual Liability

6.	Owners and Contractors Protective Liability

7.	Products and/or Completed Operations

8.	Liability arising out of the ownership, maintenance or use of all vehicles, owned, non-owned, or hired.

22.1.1.2 The Project Manager shall evaluate the feasibility of obtaining (1) Architect and Engineers Errors and Omissions Coverage for any outside contractor, if applicable and (2) Incidental Malpractice and Errors and Omissions Coverage if the contractor is one of the Participants, and shall promptly make a recommendation regarding the necessity of such insurance coverage to the

Administrative Committee.

22.1.1.3 Aircraft Liability Coverage for aircraft, owned, non-owned or hired, in an amount not less than $10 million, if applicable.

22.1.1.4 The standard form of worker’s compensation and employers’ liability insurance, covering officers and employees of the Project Manager, and any persons engaged in the performance of the Construction Work. The worker’s compensation policy will include coverage for the states where the workers are hired, the state of principal operation of the contractor, and Arizona. Such coverage will be in the form of an insurance policy or a qualified self-insured program.

22.1.2 Property Exposure

22.1.2.1 The standard form of All Risk Builders Risk Insurance, including the transportation hazard. Such insurance shall afford coverage from the time that Construction Work is commenced or material and equipment are at risk to the Participants, until such date as the coverages of such risk are provided by the Project Insurance required to be obtained pursuant to Section 22.1.2.3 or Section 22.2 hereof.

22.1.2.2 The standard form of All Risk Contractors Equipment Floater Insurance covering owned, non-owned and leased equipment used in connection with the performance of Construction Work for such equipment at risk to the Participants.

22.1.2.3 Unless otherwise directed by the Administrative Committee, at all times when it is required under Section 23.15 hereof, the Project Manager prior to the date of firm operation of the first generating unit of ANPP shall have and maintain in force and effect or cause to have and maintain in force and effect nuclear property insurance providing coverage against radioactive contamination and all other risks of loss except those risks excluded in the standard form of policy of the American Nuclear Insurers which are not insurable by any available endorsement thereto. Except as otherwise authorized herein or directed by the Administrative Committee, such insurance shall be maintained in an amount not less than 90% of either the actual cash value or replacement cost, as the Administrative Committee shall direct or in the absence of any such direction as the Project Manager may in its sole discretion determine, of all insurable property of the High Voltage Switchyard as determined from time to time by independent qualified appraisers selected by the Project Manager prior to completion of Construction Work.

22.1.3 Surety Exposures

The standard form of Employees Dishonesty Bond covering loss of property of the High Voltage Switchyard or funds of the Participants due to the dishonest or fraudulent acts committed by an officer or employee of the Project Manager and any Participant or contractor who is engaged in the Construction Work.

22.2 Unless otherwise specified by the Administrative Committee, during the performance of Operating Work or Capital Improvements, the Operating Agent shall procure and maintain in force, or cause to be procured and maintained in force, so as to be effective not later than the date on which the Operating Agent shall first incur a risk of loss, damage or liability, Operating Insurance for the following casualty, property, and surety exposures.

22.2.1 Casualty Exposures

22.2.1.1 Comprehensive bodily injury, and property damage insurance, in an amount not less than $10 million. Policy extensions shall include coverage for:

1.	Personal Injury

2.	Explosion, Collapse and Underground (X.C.U.)

3.	Broad Form Property Damage

4.	Employees as Additional Insureds

5.	Blanket Contractual Liability

6.	Owners and Contractors Protective Liability

7.	Products and/or Completed Operations

8.	Liability arising out of the ownership, maintenance or use of all vehicles, owned, non-owned, or hired.

22.2.1.2 The Operating Agent shall evaluate the feasibility of obtaining (1) Architect and Engineers Errors and Omissions Coverage for any outside contractor if applicable and (2) Incidental Malpractice and Errors and Omissions Coverage if the contractor is one of the Participants, and shall promptly make a recommendation regarding the necessity of such insurance coverage to the Administrative

Committee.

22.2.1.3 Aircraft Liability Coverage for aircraft, owned, non-owned or hired in an amount not less than $10 million, if applicable.

22.2.1.4 The standard form of worker’s compensation and employers’ liability insurance, covering officers and employees of the Operating Agent, and any persons engaged in the performance of Operating Work or Capital Improvements. The worker’s compensation policy will include coverage for the states where the workers are hired, the state of principal operation of the contractor, and Arizona. Such coverage will be in the form of an insurance policy or a qualified self-insured program.

22.2.2 Property Exposures

22.2.2.1 Unless otherwise directed by the Administrative Committee, at all times when it is required under Section 23.15 hereof, the Operating Agent shall have and maintain in force and effect or cause to have and maintain in force and effect nuclear property insurance providing coverage against radio-active contamination and all other risks of loss except those risks excluded in the standard form of policy of the American Nuclear Insurers which are not insurable by any available endorsement thereto. Except as otherwise authorized herein or directed by the Administrative Committee, such insurance shall be maintained in an amount not less than 90% of either the actual cash value or replacement cost, as the Administrative Committee shall direct or in the absence of any such direction as the Operating Agent may in its sole discretion determine, of all insurable property of the High Voltage Switchyard as determined from time to time by independent qualified appraisers selected by the Operating Agent.

22.2.2.2 In the event any Capital Improvements are undertaken, the Operating Agent shall procure and maintain, or cause to be procured and maintained, Construction Insurance providing coverage for risks described in Sections 22.1.1, 22.1.3 and 22.1.2.2 hereof in respect to the construction of such Capital Improvements.

22.2.3 Surety Exposures

The standard form of Employees Dishonesty Bond covering loss of property of the High Voltage Switchyard or funds of the Participants due to the dishonest or fraudulent acts committed by an officer or employee of the Operating Agent and any Participant or contractor who is engaged in Operating Work or Capital Improvements

23    GENERAL PROVISIONS AFFECTING PROJECT INSURANCE

Except as otherwise directed by the Administrative Committee, the following provisions shall apply to the Project Insurance obtained by the Project Manager or Operating Agent in compliance with Section 22 hereof.

23.1 Except for Project Insurance described in Sections 22.1.1.4, 22.1.2.2, 22.1.3, 22.2.1.4 and 22.2.3 hereof, each Participant shall be named an additional insured, individually and jointly with the other Participants, on all policies of Project Insurance, and the policies of Project Insurance referred to in Sections 22.1.1 and 22.2.1 hereof shall carry cross-liability endorsements.

23.2 Such insurance coverages as required under Section 22 hereof shall be written with deductibles and limits as approved by the Administrative Committee. The Administrative Committee may, at any time, increase the policy(s) limits, eliminate coverage(s) or require additional policies not previously specified, and shall determine appropriate deductibles, retentions and other special terms and conditions of the Project Insurance.

23.3 Any deductibles shall be apportioned among the Participants on the basis set forth in Section 24.3 hereof, except that deductibles under any worker’s compensation insurance carried for officers and employees of the Project Manager and Operating Agent shall be apportioned in the manner specified in Appendix E hereto.

23.4 Project Insurance policies shall be primary insurance for all purposes and shall be so endorsed. Any other insurance carried by a Participant individually shall not participate with Project Insurance as to any loss or claim for which valid and collectible Project Insurance shall apply. Such other insurance shall apply solely as to the individual interest of the Participant carrying such other insurance; provided, however, that each Participant shall accept any reasonably restrictive endorsement to its separate insurance policies as may be required by an insurer as a condition precedent to the issuance of a policy of Project Insurance.

23.5 At the direction of the Project Manager or Operating Agent, any party furnishing services, materials, parts or equipment in connection with the planning, design, engineering, construction, maintenance, operation or use of property of the High Voltage Switchyard may be named as an insured as its interest may appear in any of the Project Insurance policies, and either the Project Manager or the Operating Agent may waive on behalf of each Participant its right of recovery against any such party for insured loss of or damage to any property covered by Project Insurance, provided that no such waiver shall impair the right to recover any sums otherwise payable to any Participant under the Project Insurance.

23.6 The Project Manager and Operating Agent respectively shall furnish the other Participants with a certified copy of each of the policy forms of Project Insurance, together with a line sheet therefor (and any subsequent amendments) naming the insurers and underwriters and the extent of their participation.

23.7 Each of the Project Insurance policies shall be endorsed so as to provide that the Participants and additional named insureds pursuant to Section 23.5 hereof shall be given the same advance notice of cancellation or material change as that required to be given to the Project Manager or Operating Agent.

23.8 In the event the Administrative Committee is unable to agree upon any matters relating to Project Insurance not governed by Sections 22 and 23 hereof, the Project Manager or Operating Agent, pending the resolution of such disagreement, shall procure or cause to be procured such policies of Project Insurance as in its best judgment are necessary and required to protect the Participants against the insurable risks more particularly set forth in Section 22 hereof. During any period of negotiations with an insurer, or other negotiations which are pending at the expiration of the period of coverage of a Project Insurance policy, or in the event a Project Insurance policy is cancelled, the Project Manager and Operating Agent shall renew or bind policies as an emergency measure or may procure policies of insurance which are identical to those which were cancelled, or may, to the extent possible, secure replacement policies which will provide substantially the same coverage as the policy expiring or cancelled.

23.9 Each Participant shall have the right to have any mortgagee, trustee or secured party named on all or any of the Project Insurance policies as loss payee or additional insured as its interest may appear, by notice to the Project Manager or Operating Agent given in writing not less than ninety (90) days prior to the procurement or renewal of the Project Insurance policy or policies, which notice shall specify the name or names of such mortgagee, trustee or secured party and such additional information, as may be necessary or required to permit it to be included on the policy or policies of Project Insurance.

23.10 Unless otherwise directed by the Administrative Committee, the Project Manager and Operating Agent shall obtain Project Insurance from such insurers or underwriters, including stock companies, mutuals and pools or groups of insurers or underwriters, as either of them in its sole discretion may select, provided that any policy which obligates any Participant to pay any assessment shall not be obtained unless such Participant has agreed in writing to undertake such obligation.

23.11 Any refunds of premiums or dividends received by the Project Manager on any Construction Insurance shall be allocated at the time of receipt thereof among the Participants in proportion to the funds advanced by each Participant for such Construction Insurance, provided that any reserve premium refunds received under any policy with a retrospective rating plan shall be allocated among the Participants at the time of payment of the reserve premium in proportion to the funds advanced by each Participant for such policy.

23.12 Any refunds of premiums or dividends received by the Operating Agent on any Operating Insurance shall be allocated among the Participants in proportion to their Ownership Responsibility at the time of receipt thereof, provided that any reserve premium refunds received under any policy with a retrospective rating plan shall be allocated among the Participants at the time of payment of the reserve premium in proportion to their Ownership Responsibility at such time.

23.13 Nothing herein shall prohibit the Project Manager or Operating Agent from combining the coverage required by this Participation Agreement with coverage outside the scope of that required by this Participation Agreement. If the Project Manager or Operating Agent does so combine coverages, the Administrative Committee shall determine the portion of the total premium cost which is allocable to Construction Insurance or Operating Insurance. If the Administrative Committee is unable to determine such allocation, the Project Manager or Operating Agent, as the case may be, may make an estimated allocation and bill the Participants on the basis thereof, with adjustment to be made when the dispute is resolved.

23.14 Except as provided in Section 23.9 hereof, if any Participant desires changes in any policy of Project Insurance, such Participant shall request in writing to the Project Manager or Operating Agent, as the case may be, to have the desired changes made. Upon receipt of any such request the Project Manager or Operating Agent shall promptly determine whether or not the desired changes can be made and the effect thereof upon the coverage afforded each other Participant and upon insurance premiums. If the Project Manager or Operating Agent determines that the desired changes (i) can be made, (ii) will not reduce the coverage otherwise afforded to any Participant, and (iii) will not result in any increase in premium expenses or if an increase in premium expenses will result and the requesting Participant agrees in writing to pay such increase, then the Project Manager or Operating Agent shall cause such desired changes to be made at the earliest feasible time. If the Project Manager or Operating Agent determines that the desired changes can be made but to do so (i) will result in a reduction in coverage otherwise afforded to any Participant, or (ii) will result in an increase in premium expense shared by the Participants, such request shall be referred to the Administrative Committee for resolution.

23.15 Whenever there shall be nuclear fuel at the plant site of the Arizona Nuclear Power Project or in transit to or from said plant site, the Project Manager prior to the date of firm operation of the first generating unit of ANPP and the Operating Agent thereafter shall have in force and effect or cause to have in force and effect (i) Project Insurance in such minimum amount and in such form or forms as may be required from time to time by law, including the rules and regulations of the Nuclear Regulatory Commission and (ii) an indemnity agreement executed and delivered by the Nuclear Regulatory Commission as required by the Atomic Energy Act of 1954 as amended as of the date of this

Participation Agreement.

24.     LIABILITY

24.1 Except for any judgment debt for damage resulting from Willful Action and except to the extent any judgment debt is collectible from valid Project Insurance, each Participant hereby extends to all other Participants, and their respective directors, officers, agents and employees, its covenant not to execute on any judgment obtained against such other Participants for direct, indirect or consequential loss, damage, cost, charge or expense, whether or not resulting from the negligence of a Participant, its directors, officers, agents, employees or any other person or entity whose negligence would be imputed to such Participant, arising from physical damage to its property which results from the performance or non-performance of the obligations of a Participant under the Project Agreements.

24.2 In the event any insurer providing Project Insurance refuses to pay any judgment obtained by a Participant against another Participant, or any of its directors, officers or employees, on account of liability referred to in Section 24.1 hereof, the Participant or any of its directors, officers or employees against whom the judgment is obtained shall, at the request of the Participant obtaining the judgment and in consideration for the covenant given in Section 24.1 hereof, execute such documents as may be necessary to effect an assignment of its or their contractual rights against the non-paying insurer.

24.3 Except for Work Liability resulting from Willful Action and except as provided in Section 24.5 hereof, the costs and expenses of discharging all Work Liability imposed upon one or more of the Participants for which payment is not made by Project Insurance, shall be allocated among the Participants in proportion to their Ownership Responsibility.

24.4 Each Participant shall be responsible for the consequences of its own Willful Action and shall indemnify and hold harmless the other Participants from the consequences thereof to the extent that such consequences are not covered by valid and collectible Project Insurance.

24.5 Except for liability resulting from Willful Action, any Participant whose electric customer shall have a claim or bring an action against any other Participant for any death, injury, loss or damage arising out of or in connection with interruptions to or curtailment of electric service to such customer caused by the operation or failure of operation of the High Voltage Switchyard or any portion thereof shall indemnify and hold harmless such other Participant, its directors, officers and employees, from and against any liability for such death, injury, loss or damage.

24.6 The provisions of this Section 24 shall not be construed so as to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid and collectible Project Insurance policies.

24.7 The provisions of this Section 24 shall conform with the provisions of Section 21 (LIABILITY) of the ANPP Participation Agreement, as currently set forth or as may be amended, with the understanding that the Participants’ levels of authority and the monetary risks associated with Willful Action may differ between agreements.

25.    AUTHORIZATIONS AND APPROVALS

25.1 The Project Manager shall be responsible for obtaining all licenses, permits and authorizations requisite to construct each component of the ANPP High Voltage Switchyard and any portions thereof and, in coordination with the Operating Agent, for obtaining all licenses, permits and authorizations requisite to operate and maintain such component prior to the completion of Construction Work. The Project Manager is authorized to submit and prosecute on behalf of each Participant any applications therefor, including the preparation and submission of any supplementary or supporting documentation or other evidence and appearing at any hearing. The Project Manager shall furnish each Participant with copies of all documents submitted as much in advance of the filing or submission date as may be reasonably possible without incurring a delay or risk of delay of the completion of Construction Work of any component and shall otherwise keep each Participant informed of the status of all applications. Each Participant shall cooperate with the Project Manager in the preparation, submission and execution of such information, records, statements or other material required to obtain any such licenses, permits or authorizations and any changes thereto.

25.2 The Operating Agent shall be responsible for obtaining and. continuing in effect all licenses, permits and authorizations requisite to operate and maintain each component, and to construct or install any Capital Improvements. The Operating Agent is authorized on behalf of each Participant to submit and prosecute any applications therefor, including the preparation and submission of any supplementary or supporting documentation or other evidence and appearance at any hearing. The Operating Agent shall furnish each Participant with copies of all documents submitted and all licenses, permits and authorizations received and shall otherwise keep each Participant informed of the status of all licenses, permits and authorizations in effect and any pending or proposed applications therefor or for changes thereto. Each Participant shall cooperate with the Operating Agent in the preparation, submission and execution of such information, records, statements or other material required to obtain and continue in effect any such licenses, permits or authorizations and any changes thereto.

25.3 Except as provided in Sections 25.1 and 25.2 hereof, each Participant shall be responsible for obtaining, at its own expense, its required authorizations and approvals, if any, relating to its participation in the construction or reconstruction and operation of the High Voltage Switchyard and to its performance of the provisions of the Project Agreements, from federal, state or local regulatory authorities having jurisdiction to issue such authorizations and approvals, and each Participant shall keep the Project Manager and Operating Agent informed of its applications therefor.

26.	DEFAULTS AND COVENANTS REGARDING OTHER PROJECT AGREEMENTS

26.1 Each Participant shall pay all monies and carry out all other duties and obligations agreed to be paid and/or performed by it pursuant to all of the terms and conditions set forth and contained in the Project Agreements, and a default by any Participant in the covenants and obligations to be kept and performed pursuant to the terms and conditions set forth and contained in any of the Project Agreements shall be an act of default under this Participation Agreement.

26.2 In the event of a default by any Participant in any of the terms and conditions of the Project Agreements, then, within ten (10) days after written notice has been given by any non-defaulting Participant to all other Participants of the existence and nature of the default, the non-defaulting Participants shall remedy such default either by advancing the necessary funds and/or commencing to render the necessary performance, with each non-defaulting Participant contributing to such remedy in the ratio of its Ownership Responsibility to the total of the Ownership Responsibility of all non-defaulting Participants.

26.3 In the event of a default by any Participant in any of the terms and conditions of the Project Agreements and the giving of notice as provided in Section 26.2 hereof, the defaulting Participant shall take all steps necessary to cure such default as promptly and completely as possible and shall pay promptly upon demand to each non-defaulting Participant the total amount of money and/or the reasonable equivalent in money of non-monetary performance, if any, paid and/or made by such non-defaulting Participant in order to cure any default by the defaulting Participant, together with interest on such money and/or the costs of non-monetary performance at the rate of ten percent (10%) per annum, or the maximum rate of interest legally chargeable, whichever is less, from the date of the expenditure of such money and/or the date of completion of such non-monetary performance by each such non-defaulting Participant to the date of such reimbursement by the defaulting Participant, or such greater amount as may be otherwise provided in the Project Agreements.

26.4 In the event that any Participant shall dispute the existence or nature of a default asserted in a notice given pursuant to Section 26.2 hereof, then such Participant shall pay the disputed payment or perform the disputed obligation but may do so under protest. The protest shall be in writing, shall precede or accompany the disputed payment or precede the performance of the disputed obligation and shall specify the reasons upon which the protest is based. Copies of such protest shall be mailed by such Participant to all other Participants. Payments not made under protest shall be deemed to be correct, except to the extent that periodic or annual audits may reveal over or under payments by Participants, necessitating adjustments. In the event it is determined by arbitration, pursuant to the provisions of this Participation Agreement or otherwise, that a protesting Participant is entitled to a refund of all or any portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of non-monetary performance of a disputed obligation theretofore made, then, upon such determination, the non-protesting Participants shall pay such amount to the protesting Participant together with interest thereon at the rate of six percent (6%) per annum from the date of payment or from the date of completion of performance of a disputed obligation to the date of reimbursement. Reimbursement of the amount so paid shall be made by the non-protesting Participants in the ratio of their respective Ownership Responsibilities to the total of the Ownership Responsibilities of all non-protesting Participants.

26.5 Unless otherwise determined by a board of arbitrators, in the event a default by any Participant in the payment or performance of any obligation under the Project Agreements shall continue for a period of six (6) months or more without having been cured by the defaulting Participant or without such Participant having commenced or continued action in good faith to cure such default, or in the event the question of whether an act of default exists becomes the subject of an arbitration pursuant to Section 27 hereof, and such act continues for a period of six (6) months following a final determination by a board of arbitrators or otherwise that an act of default exists and the defaulting Participant has failed to cure such default or to commence such action during said six (6) month period, then, at any time thereafter and while said default is continuing, all of the non-defaulting Participants, by written notice to all Participants, may suspend the right of the defaulting Participant (i) to be represented on and participate in the actions of all committees, and (ii) to use all or any part of its proportionate share of rights in the High Voltage Switchyard, in which event:

26.5.1 During the period that such suspension is in effect, the non-defaulting Participants (i) shall bear all of the operation and maintenance costs, insurance costs and other expenses, otherwise payable by the defaulting Participant under the Project Agreements, and (ii) shall be entitled to schedule and receive for their respective accounts the rights of the defaulting Participant to the use of the High Voltage Switchyard in the ratio of their respective Ownership Responsibilities to the total of the Ownership Responsibilities of all non-defaulting Participants.

26.5.2 A defaulting Participant shall be liable to the non-defaulting Participants for all costs incurred by such non-defaulting Participants pursuant to Section 26.5.1 hereof plus interest as provided in Section 26.3 hereof. The proceeds paid by any defaulting .Participant to remedy any such default shall be distributed to the non-defaulting Participants in proportion to the cost actually paid by the non-defaulting Participants to remedy the default involved herein.

26.5.3 The suspension of any defaulting Participant shall be terminated and its full rights hereunder restored when all of its defaults have been cured and all costs incurred by non-defaulting Participants pursuant to Section 26.5.1 plus interest as provided in Section 26.3 hereof have been paid by the defaulting Participant or other arrangements suitable to all non-defaulting Participants have been made.

26.6 In addition to the remedies provided in Section 26.5 hereof the non-defaulting Participants may, in submitting a dispute to arbitration in accordance with the provisions of Section 27 hereof, request that the board of arbitrators determine what additional remedies may be reasonably necessary or required under the circumstances which gave rise to the dispute. The board of arbitrators may determine what remedies are necessary or required in the premises, including but not limited to the conditions under which the High Voltage Switchyard may be operated economically and efficiently during periods when the defaulting Participant’s right to receive its proportionate share of use of the High Voltage Switchyard is suspended.

26.7 The rights and remedies of the Participants set forth in this Participation Agreement shall be in addition to the rights and remedies of the Participants set forth in any other of the Project Agreements.

27.	ARBITRATION

27.1 If a dispute between any of the Participants should arise under the Project Agreements and a resolution is not reached pursuant to Sections 7.9 and 7.10 hereof, any Participant (s) may call for submission of the dispute to arbitration which shall be binding upon all of the Participants.

27.2 The Participant(s) calling for arbitration shall give written notice to all other Participants, setting forth in such notice in adequate detail the nature of the dispute, including the specific issues to be resolved by arbitration, the amount or amounts, if any, involved in such dispute, and the remedy sought by such arbitration proceedings and, within twenty (20) days from receipt of such notice, any other Participant(s) involved may, by written response to the first Participant(s) and all other Participants, submit its or their own statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the Participant(s) first submitting its or their notice of the matter at issue shall have ten (10) days in which to submit a written rebuttal statement, copies of which shall be given to all other Participants.

27.3 Within forty (40) days following delivery of the written notice by a Participant calling for arbitration pursuant to Section 27.2 hereof, the Participants, acting through their representatives on the Administrative Committee, shall meet for the purpose of selecting arbitrators. Each Participant or group of Participants representing a side of the dispute shall designate an arbitrator. The arbitrators so selected shall meet within twenty (20) days following their selection and shall select additional arbitrators, the number of which shall be one (1) less than the total number of arbitrators selected by the Participants. If the arbitrators selected by the Participants, as herein provided, shall fail to select such additional arbitrator(s) within said twenty (20) day period, then the arbitrators shall request from the American Arbitration Association (or a similar organization if the American Arbitration Association should not at the time exist ) a list of arbitrators who are qualified and eligible to serve as hereinafter provided. The arbitrators selected by the Participants shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association, and the last name(s) remaining on said list shall be the additional arbitrator(s). All arbitrators shall be persons skilled and experienced in the field which gives rise to the dispute, and no person shall be eligible for appointment ·as an arbitrator who is or has ever been an officer or employee of any of the parties to the dispute or is otherwise interested in the matter to be arbitrated.

27.4 Except as otherwise provided in this Section 27, the arbitration shall be governed by the rules and practice of the American Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should not at that time exist) from time to time in force, except that if such rules and practice, as modified herein, shall conflict with state or federal laws, as the case may be, then in force which are specifically applicable to such arbitration proceedings, such law shall govern.

27.5 Included in the issues which may be submitted to arbitration pursuant to this Section 27 is the issue of whether the right to arbitrate a particular dispute is permitted under the Project Agreements.

27.6 The arbitrators shall hear evidence submitted by the respective Participants and may call for additional information, which additional information shall be furnished by the Participant(s) having such information. The decision of a majority of the arbitrators shall be binding upon all the Participants.

27.7 The award of the arbitrators shall contain findings with respect to the issues involved with the dispute and relative to the materiality of the default, the period of time within which the defaulting Participant must remedy the default or commence remedial action, and the remedies which may be exercised by the non-defaulting Participants in the event the default is not remedied within such period of time.

27.8 This agreement to arbitrate shall be specifically enforceable, and the award and findings of the arbitrators shall be final and binding upon the Participants to the extent permitted by applicable law. Any award may be filed with the clerk of any court having jurisdiction over the Participants, or any of them, against whom the award is rendered and, upon such filing, such award, to the extent permitted by the laws of the jurisdiction in which said award is filed, shall be specifically enforceable or shall form the basis of a declaratory judgment or other similar relief.

27.9 The fees and expenses of the arbitrators shall be shared by the Participants equally, unless the decision of the arbitrators shall specify some other apportionment of such fees and expenses. All other expenses and costs of the arbitration shall be borne by the Participant incurring the same.

27.10 In the event that any Participant shall attempt to carry out the provisions herein set forth in regard to arbitration, and such Participant shall not be able to obtain a valid and enforceable arbitration decree, such Participant shall be entitled to seek legal remedies in the courts having jurisdiction in the premises, and the provisions of the Project Agreements referring to decision of a board of arbitration, to the extent allowable by law, shall be then deemed applicable to final decisions of such courts.

28.    ACTIONS PENDING RESOLUTION OF DISPUTES

28.1 If a dispute should arise which is not resolved by the Administrative Committee or the higher authorities within the Participants' organizations, then, pending the resolution of the dispute by arbitration or judicial proceedings, the Project Manager or Operating Agent shall proceed with Construction Work, Operating Work or Capital Improvements in a manner consistent with the Project Agreements and generally accepted practice in the electric utility industry, and the Participants shall advance the funds required to perform such Construction Work, Operating Work or Capital Improvements in accordance with the applicable provisions of the Project Agreements. The resolution of any dispute involving the failure of the Administrative Committee to reach agreement upon matters involving future expenditures shall have prospective application from the date of final determination, and the amounts advanced by the Participants pursuant to this Section 28 during the pendency of such dispute shall not be subject to refund except upon a final determination that the expenditures were not made in a manner consistent with the Project Agreements and generally accepted practice in the electric utility industry.

29.	REMOVAL OF PROJECT MANAGER OR OPERATING AGENT

29.1 The Project Manager and Operating Agent shall serve during the term of and pursuant to this Participation Agreement subject to (i) resignation by giving written notice to the Participants at least one (1) year in advance of the date of resignation or (ii) removal following a determination that it is in default of this Participation Agreement as provided in Section 29.2.2 hereof. Upon the effective date of such resignation or removal, the Participants shall designate a new Project Manager or Operating Agent by written agreement.

29.2 Toe following provisions shall apply solely in regard to violations or allegations of violations of this Participation Agreement by the Project Manager or the Operating Agent on the basis of which removal of either one is sought:

29.2.1 In the event any Participant shall be of the opinion that an action taken or not taken by the Project Manager or Operating Agent constitutes a violation of this Participation Agreement, it may give written notice thereof to the Project Manager or the Operating Agent as the case may be and the other Participants, together with a statement of the reasons for its opinion. Thereupon, the Project Manager or the Operating Agent may prepare a statement of the reasons justifying its action or failure to take action. If agreement in settling the dispute is not reached between the Project Manager or the Operating Agent and the Participant which gave such notice, then the matter shall be submitted to arbitration in the manner provided in Section 27 hereof. During the continuance of the arbitration proceedings, the Project Manager or the Operating Agent may continue such action taken or not taken in the manner it deems most advisable and consistent with this Participation Agreement.

29.2.2 If it is determined by arbitration that the Project Manager or the Operating Agent has violated or is violating this Participation Agreement, then· it shall act with due diligence to end such violation and shall, within six (6) months or within such lesser time following the determination as may be prescribed in the determination, take action or commence action in good faith to terminate such violation. In the event that the Project Manager or the Operating Agent has failed either to correct, or to commence action to correct, the violation within such allowed period (which itself may be a subject of dispute for determination as above provided) the Project Manager or the Operating Agent shall be deemed to be in default under this Participation Agreement and shall be subject to removal upon receipt of notice thereof executed by all the other Participants, in accordance with Section 29.1 hereof.

29.2.3 The provisions of Section 26 hereof shall not apply to disputes as to whether or not an action or non-action of the Project Manager or the Operating Agent, in its capacity as such, is a violation or a default under this Participation Agreement.

30.	RELATIONSHIP OF PARTICIPANTS

30.1 The covenants, obligations and liabilities of the Participants are intended to be several and not joint or collective and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to any one or more of the Participants. Each Participant shall be individually responsible for its own covenants, obligations and liabilities as herein provided. No Participant or group of Participants shall be under the control of or shall be deemed to control any other Participant or the Participants as a group. No Participant shall be the agent of or have a right or power to bind any other Participant without its express written consent, except as expressly provided in this Participation Agreement or other Project Agreements.

30.2 The Participants hereby elect to be excluded from the application of Subchapter “K” of Chapter 1 of Subtitle “A” of the Internal Revenue Code of 1954, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury or his delegate insofar as such Subchapter, or any portion or portions thereof, may be applicable to the Participants under the Project Agreements.

31.	FEES

31.1 Except for Construction Work performed by the Project Manager on a fixed cost basis pursuant to Section 8.9 hereof, the Project Manager or Operating Agent shall not receive any fee or profit for performance of its obligations pursuant to this Participation Agreement.

32.    ENVIRONMENTAL PROTECTION

32.1 The Participants will design, construct,

operate and maintain the High Voltage Switchyard in a manner consistent with the Participants' objective of complying fully with applicable federal, state and local laws, orders, regulations, rules and standards relating to environmental protection.

33.    UNCONTROLLABLE FORCES

33.1 No Participant shall be considered to be in default in the performance of any of its obligations under the Project Agreements (other than obligations of said Participant to pay costs and expenses) when a failure of performance shall be due to an uncontrollable force. The term “uncontrollable force” shall mean any cause beyond the control of the Participant affected, including but not restricted to failure of or threat of failure of facilities, flood, earthquake, tornado, volanic eruption, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority and action or non-action by or inability to obtain the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence such Participant could not reasonably have been expected to avoid, and which by exercise of due diligence, it has been unable to overcome. Nothing contained herein shall be construed so as to require a Participant to settle any strike or labor dispute in which it may be involved. Any Participant rendered unable to fulfill any of its obligations under the Project Agreements by reason of an uncontrollable force shall give prompt written notice of such fact to the other Participants and shall exercise due diligence to remove such inability with all reasonable dispatch. The term “Participant” as used in this Section 33 shall include the Project Manager and Operating Agent in their capacities as such.

34.	GOVERNING LAW

34.1 This Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of Arizona.

35.	BINDING OBLIGATIONS

35.1 All of the respective covenants and obligations of each of the Participants set forth and contained in this Participation Agreement and the Project Agreements shall bind and shall be and become the respective covenants and obligations of:

35.1.1 Each such Participant;

35.1.2 All mortgagees, trustees and secured parties under all present and future mortgages, indentures and deeds of trust, and security agreements which are or may become a lien upon any of the interests of a Participant in the High Voltage Switchyard; provided, however, that such covenants and obligations shall become binding upon such parties only at the time of taking possession;

35.1.3 All receivers, assignees for the benefit of creditors, bankruptcy trustees and referees of such Participant;

35.1.14 All other persons, firms, partnerships or corporations claiming through or under any of the foregoing; and

35.1.5 Any successors or assigns of any of those mentioned in Sections 35.1.1 through 35.1.4 hereof,

and shall be covenants and obligations running with such Participant’s respective rights, titles and interests in the High Voltage Switchyard and in, to and under the Project Agreements, and shall be for the benefit of the respective rights, titles and interests of the Participants and their respective successors and assigns, in and to the High Voltage Switchyard. It is the specific intention of the Participants by the inclusion of this provision herein that all such covenants and obligations shall be binding upon any party which acquires any of the rights, titles and interests of any such Participant in the High Voltage Switchyard or in, to and under the Project Agreements and that all of the above-described persons and groups shall be obligated to use such Participant’s rights, titles and interests in the High Voltage Switchyard and/or in, to or under the Project Agreements for the purpose of discharging its covenants and obligations under the Project Agreements; except that in the case of a partial assignment, the assignee shall only be required to share in the cost of fulfilling the covenants and obligations of the assigning Participant in, to and under the Project Agreements to an extent proportionate or attributable to such assignment.

36.    NONDEDICATION OF FACILITIES

36.1 The Participants do not intend to dedicate and nothing in this Participation Agreement or the Project Agreements shall be construed as constituting a dedication by any Participant of its properties or facilities, or any part thereof, to any other Participant or to the customers of any Participant.

37.	GENERAL PROVISIONS GOVERNING PROJECT AGREEMENTS

37.1 The Participants agree to negotiate in good faith and to proceed with diligence to obtain all of the Project Agreements among the Participants and between the Participants and other entities.

37.2 It is acknowledged by the Participants that one or more of the Project Agreements may contain provisions which are in conflict with or contrary to the terms of this Participation Agreement, and any such provision in a Project Agreement executed subsequent to the execution of this Participation Agreement and agreed to by the Participants shall be deemed to supersede, amend or modify any conflicting or contrary provision herein. The mutual agreement of the Participants to supersede, amend or modify the terms hereof shall constitute the legal consideration to support such change in the legal rights and obligations of the Participants.

37.3 Each Participant agrees, upon request by the other Participants, to make, execute and deliver any and all documents reasonably required to implement this Participation Agreement and the Project Agreements.

37.4 Each term, covenant and condition of this Participation Agreement and the Project Agreements is deemed to be an independent term, covenant and condition, and the obligation of any Participant to perform any or all of the terms, covenants and conditions to be kept and performed by it is not dependent on the performance by the other Participants of any or all of the terms, covenants and conditions to be kept and performed by them.

37.5 In the event that any of the terms, covenants or conditions of this Participation Agreement or any of the Project Agreements, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstance by any court having jurisdiction in the premises, all other terms, covenants or conditions of such agreements and their application shall not be affected thereby, but shall remain in force and effect.

37.6 The Project Agreements shall be subject to filing with, and to such changes or modifications as may from time to time be directed by, competent regulatory authority, if any, in the exercise of its jurisdiction.

37.7 Except as otherwise specifically provided in this Participation Agreement or the Project Agreements, the Participants do not intend to create rights in or to grant remedies to any third party as a beneficiary of this Participation Agreement or the Project Agreement or of any duty, covenant, obligation or undertaking established therein.

37.8 Any waiver at any time by any Participant of its rights with respect to a default or any other matter arising in connection with this Participation Agreement or a Project Agreement shall not be deemed a waiver with respect to any subsequent default or matter.

38.	TERM AND TERMINATION

38.1 This Participation Agreement shall become effective when it has been duly executed by all of the Participants and shall have a term of fifty (50) years from its effective date or forty (40) years from the completion of Construction Work on the last component of the High Voltage Switchyard constructed hereunder, whichever is later.

38.2 In any event this Participation Agreement shall continue in force and effect until (i) the expiration of the term set forth in Section 38.1 hereof, or (ii) all property comprising the High Voltage Switchyard has been disposed of and all termination costs have been paid and audited.

39.	ASSIGNMENT OF INTERESTS

39.1 Any Participant which acquires in its name an interest in any real or personal property or contract which is part of the High Voltage Switchyard shall transfer and assign an undivided interest therein to the other Participants so that the ownership and rights of the Participants in such property or contract shall be as provided for in this Participation Agreement.

40.	EQUAL OPPORTUNITY

40.1 During the term of this Participation Agreement, the Project Manager and the Operating Agent (hereinafter in this Section 40 referred to collectively as the “Contractor”) agree as follows:

40.1.1 The Contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Contractor shall take affirmative action to ensure that applicants are employed and that employees are treated during employment without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this non-discrimination clause.

40.1.2 The Contractor shall send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided advising the said labor union or workers’ representative of the Contractor’s commitments under this Section 40, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

40.1.3    The Contractor shall comply with all provisions of Executive Order 11246 of September 24, 1965, as amended by Executive Order 11375 of October 13, 1967, and of the rules, regulations and relevant orders of the Secretary of Labor.

40.1.4 The Contractor shall furnish all information and reports required by Executive Order 11246 as amended by rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the administering agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

40.1.5 In the event of the Contractor’s non-compliance with the nondiscrimination clauses of this Participation Agreement or with any of the said rules, regulations or orders, this Participation Agreement may be cancelled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further government contracts or federally assisted construction contracts in accordance with procedures authorized in said Executive Order 11246 as amended and such other sanctions may be imposed and remedies invoked as provided in the said Executive Order as amended or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

40.1.6 The Contractor shall include the provisions of Sections 40.1.1 through 40.1.7 hereof in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of said Executive Order 11246 as amended so that such provisions will be binding upon each subcontractor or vendor. The Contractor shall take such action with respect to any subcontract or purchase order as the administering agency may direct as a means of enforcing such provisions, including sanctions for non-compliance; provided, however, that in the event the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the administering agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

40.1.7 The Contractor shall, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

40.2 The Participants recognize there are a number of Indian Reservations in the area in which the Contractor operates. Pursuant to provisions of Title 42 U.S.C.A S2000-e-2(i), the Contractor now has several agreements and contemplates it may have additional agreements with Indian Tribes providing for preference to qualified Indians for employment on the Reservation of such Indians. The Participants agree that the Contractor’s act of giving preference to qualified Indians for employment on the Reservation of said Indians is not to be deemed inconsistent with the purposes or provisions of Section 40.1 hereof.

41.    NOTICES

41.1 Except as set forth in Section 41.2 hereof, any notice, demand or request provided for in this Participation Agreement or any other Project Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, to the persons specified below:

Arizona Public Service Company c/o Secretary
P. O. Box 21666
Phoenix, Arizona 85036

Salt River Project Agricultural Improvement and Power District
c/o Secretary
P. O. Box 1980
Phoenix, Arizona 85001

Public Service Co. of New Mexico c/o Secretary
Alvarado Square
Albuquerque, New Mexico 87158

El Paso Electric Company c/o Secretary
P. O. Box 982
El Paso, Texas 79960

Southern California Edison Company
c/o Secretary
P. O. Box 800
Rosemead, California 91770

41.2 Communications of a routine nature involving committee matters, including requests for funds and related matters, shall be given in such a manner as the Administrative Committee shall arrange.

41.3 Any Participant may, at any time, by written notice to all other Participants, designate different or additional persons or different addresses for the giving of notices hereunder.

42.     EXECUTION

IN WITNESS WHEREOF, the Participants have caused this Participation Agreement to be executed as of the 20th day of August, 1981.

ARIZONA PUBLIC SERVICE COMPANY

	By	[ILLEGIBLE]

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

	By	[ILLEGIBLE]
Vice President

ATTEST AND COUNTERSIGN:

Secretary

PUBLIC SERVICE COMPANY OF NEW MEXICO

By
Vice President

ATTEST:

Assistant Secretary

EL PASO ELECTRIC COMPANY

By
Vice President

ATTEST:

Secretary

SOUTHERN CALIFORNIA EDISON COMPANY

By
Vice President

ATTEST:

ASSISTANT Secretary

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)

On this the 10th day of August, 1981, before me, the undersigned Notary Public, personally appeared JOHN R. LASSEN and PAUL D. RICE who acknowledged themselves to be the VICE PRESIDENT and SECRETARY of the SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under the laws of the State of Arizona, and that they, as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such VICE PRESIDENT and SECRETARY.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Expires:	Notary Public
My Commission Expires May 3, 1983

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)

On this the 13 day of August,1981, before me, the undersigned Notary Public, personally appeared Thomas G. Woods, Jr. who acknowledged himself to be the Executive Vice Pres. of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by himself as such Executive Vice Pres.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[ILLEGIBLE]
Notary Public

My Commission Expires:

September 12, 1981

STATE OF NEW MEXICO	)
) ss.
COUNTY OF BERNALILLO	)

On this the 20th day of August, 1981, before me, the undersigned Notary Public personally appeared C. D. Bedford and B. P. Lopez who acknowledged themselves to be the Vice President Asst.Secr. of PUBLIC SERVICE COMPANY OF NEW MEXICO, a New Mexico corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the Company by themselves, as such Vice Pres. and Asst.Secr.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

STATE OF ARIZONA	)

) ss.

COUNTY OF MARICOPA	)

On this the 20th day of August, 1981, before me, the undersigned Notary Public personally appeared Donald G. Isbell who acknowledged himself to be the Vice-President of EL PASO ELECTRIC COMPANY, a Texas corporation, and that he as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by himself as such Vice-President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires: 10/25/81

STATE OF CALIFORNIA	)

) ss.

COUNTY OF LOS ANGELES	)

On this the 31st day of July, 1981, before me, the undersigned Notary Public personally appeared G. J. Bjorklund and H. L. Mortensen, who acknowledged themselves to be the Vice President and Assistant Secretary, of SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such Vice President and Assistant Secretary.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires: AUG 19, 1983

APPENDIX A

DESCRIPTION OF ANPP HIGH VOLTAGE SWITCHYARD

The ANPP High Voltage Switchyard will be located adjacent to ANPP Generating Units 1,2, and 3 and will be designed and constructed as a breaker-and-a-half bus scheme as shown on Page A-3 hereof. Terminations provided for in the ANPP High Voltage Switchyard include the following:

1.	Westwing 500kV Transmission Line

2.	Unit #1 start-up transformer

3.	Unit #1 generator step-up transformer

4.	Kyrene 500kV Transmission Line

5.	Unit #2 start-up transformer

6.	Devers 500kV Transmission Line

7.	Unit #2 generator step-up transformer

8.	Unit #3 start-up transformer

9.	Unit #3 generator step-up Transformer

In addition to the nine items listed, termination space provisions will be made to allow for the termination of the Palo Verde-East 500 kV Transmission Line and the termination of future transmission lines in bays 1, 3, 7 and 8.

Common facilities for the ANPP High Voltage Switchyard will include, but will not be limited to, site preparation including grading and fill, fencing, grounding system, station lighting, auxiliary power system, trench and conduit, control building facilities, oscillograph, supervisory and telemetering system and alarm system.

Each 500kV termination, 500kV power circuit breaker and 500kV bus will be provided with an appropriate protection system.

Space will be provided for series and shunt compensation on transmission lines requiring this type of equipment.

Westwing
Kyrene
Devers
Westwing line Termination Facilities
Kyrene line Termination Facilities
Devers line Termination Facilities
1
2
3
4
7
8
9
Control House Location
Generator and Auxiliary Termination Facilities
1
SU #1
2
SU #2
3
SU #3

ANPP HIGH VOLTAGE SWITCHYARD

Rev. 3/19/81

APPENDIX B

PARTICIPANTS PERCENTAGE

OWNERSHIP RESPONSIBILITY IN THE ANPP HIGH

VOLTAGE SWITCHYARD

OWNERSHIP RESPONSIBILITY

Arizona	Salt River Project	El Paso	PNM	Edison
28.09	28.09	13.39	8.66	21.77

B-1

APPENDIX C

CONSTRUCTION SCHEDULE

The construction of the ANPP High Voltage Switchyard will be scheduled so as to permit the 500kV terminations to be in-service as follows:

Termination	Date
Westwing 500kV Transmission Line	8/15/81
Unit #1 start-up Transformer	8/15/81
Unit #1 generator step-up transformer	4/30/82
Kyrene 500kV Transmission Line	11/1/82
Unit #2 start-up transformer	5/30/82
Devers 500kV Transmission Line	5/1/82
Unit #2 generator step-up transformer	4/30/83
Unit #3 start-up transformer	5/30/84
Unit #3 generator step-up transformer	4/30/85

C-1

APPENDIX D

CONSTRUCTION COSTS

D.1 Construction Costs shall consist of payments made and obligations incurred (other than obligations for interest during construction) for the account of Construction Work and shall consist of, but not be limited to, the following:

D.1.1 All costs of labor, services and studies performed in connection with Construction Work if authorized and approved by the Project Manager.

D.1.2 Payroll and other expenses of the Project Manager’s employees while performing Construction Work, including properly allocated labor loading charges, such as department overhead, time-off allowances, payroll taxes, worker’s compensation insurance, retirement and death benefits and other employee benefits.

D.1.3 All components of Construction Costs, including overhead costs associated with construction (including properly allocated department overheads and the allowance for the Project Manager’s administrative and general expenses described in Section D.4 hereof), costs of temporary facilities, land and land rights, structures and improvements, and equipment for the High Voltage Switchyard, as set forth in the Electric Plant Instructions of the FERC System of Accounts.

D.1.4 All costs, including those of outside consultants and attorneys, incurred by the Project

Manager or other Participants with respect to land rights and the acquisition thereof and with respect to the preparation of agreements relating to Construction Work with entities other than the Participants. All Participants anticipating such costs shall submit an estimate thereof to the Project Manager for authorization and approval. Any Participant incurring such costs after such authorization and approval shall bill the Project Manager therefor.

D.1.5 Applicable costs of materials, supplies, tools, machinery, equipment, apparatus and construction power in connection with Construction Work, including rental charges.

D.1.6 All costs of Construction Insurance, except the cost of the bond required by Section 22.1.3 of this Agreement, all costs arising out of Work Liability except any loss, damage or liability resulting from Willful Action, which are not satisfied under the coverages of Construction Insurance, and the expenses incurred in settlement of injury and damage claims, including the costs of labor and related supplies and expenses incurred in injury and damage activities (all as referred to in FERC Account 925), because of any claim arising out of Work Liability, the past or future performance or non-performance of the obligations and duties of any Participant (including the Project Manager) or the past or future performance or non-performance of Construction Work, including but not limited to, any claim resulting from death or injury to persons or damage to property.

D.1.7 All federal, state or local taxes of any character imposed upon Construction Work, except any tax assessed directly against an individual Participant, unless such tax was assessed to such individual Participant on behalf of any or all of the Participants.

D.1.8 Expenses of other Participants incurred in the performance of Construction Work, if authorized and approved by the Project Manager, and the expenses of the Operating Agent incurred during the engineering design period, the construction period and the testing period, excluding any training expenses not properly chargeable to Construction Costs.

D.1.9 All costs of relocating existing facilities necessitated by Construction Work.

D.1.10 All costs of enforcing or attempting to enforce the provisions of Construction Insurance policies, payment and performance bonds, contracts executed as Project Manager and warranties extended to facilities of the High Voltage Switchyard.

D.2 In cases where the allocation of a cost item is made between Construction Work and other work, such allocation shall be made on a fair and equitable basis as determined by the Engineering and Operating Committee.

D.3 The Project Manager shall use the FERC System of Accounts to account for Construction Costs in the Final Completion Report and any supplement thereto.

D.4 The allowance for the Project Manager’s administrative and general expenses to cover the costs of services rendered by it in the performance of Construction Work shall be allocated monthly at the rate of one percent (1%) of Construction Costs incurred during the preceding month, excluding from such Construction Costs:

D.4.1 Any allowance for administrative and general expenses provided for in this Section D.4.

D.4.2 Expenses incurred pursuant to Section 24.3 of the High Voltage Switchyard Participation Agreement.

D.4.3 Expenses described in Section D.1.8 hereof.

D.5 At the start of each calendar year, an estimated Payroll Tax Ratio, Benefits Ratio and Worker’s Compensation Ratio shall be used, and such ratios shall be determined in accordance with the methods set forth in Appendices F, G and H hereto, respectively. Such ratios shall be based on the Project Manager’s system-wide expenses for the preceding calendar year; provided that, by agreement of the Auditing Committee, such ratios may be adjusted to more nearly reflect the expenses of the current year because of legislation, labor contract negotiations or other factors not reflected in the prior year’s costs.

D.6 As soon as practicable after the end of each calendar year, the actual Payroll Tax Ratio, Benefits Ratio and Worker’s Compensation Ratio for such year shall be determined in accordance with the methods set forth in Appendices F, G and H hereto, respectively, by using said year’s actual system-wide expenses of the Project Manager. Using said actual ratios, the portions of the Project Manager’s payroll tax expenses, employee worker’s compensation expenses, and employee pensions and benefit expenses for which the Participants are obligated hereunder for costs of Construction Work shall be determined for such year. To the extent that such expenses are more than or less than those already paid by the Participants during said year, the Project Manager shall bill or reimburse the Participants for the amount of such difference.

D.7 If any Participant believes that the application of or the method used in determining the Payroll Tax Ratio, Benefits Ratio or Worker’s Compensation Ratio results in an unreasonable burden on said Participant, that Participant may request that such application or method be submitted to the Auditing Committee for review; provided that such review shall not be reqested prior to December 1, 1981, and thereafter at intervals of not less than two (2) years each. After any such request, subject to the time limitations set forth above, the Auditing

Committee shall review such application or method and shall endeavor to agree upon whether or not an unreasonable burden does actually exist. If, after such review, the Auditing Committee determines that such application or method does result in an unreasonable burden on one or more of the Participants, the Auditing Committee shall determine and recommend a modified application or method to the Administrative Committee so that such unreasonable burden would be eliminated if such modified application or method is adopted by the Administrative Committee.

D.8 The Administrative Committee shall review the recommendations submitted by the Auditing Committee, and if, as a result of such review, the Administrative Committee agrees that such unreasonable burden does exist and that said modified application or method eliminates such unreasonable burden, then the Administrative Committee shall adopt said modified application or method. If the Auditing Committee has not submitted a recommendation and the Administrative Committee agrees that such unreasonable burden does exist, the Administrative Committee shall endeavor to agree on a modified application or method. If the Administrative Committee is unable to agree on any matter brought before it under this Section D.8, then any Participant may call for arbitration of such matter pursuant to Section 27 of this High Voltage Switchyard Participation Agreement.

D.9 Any modified method adopted by the Administrative Committee or determined through arbitration shall be retroactive to the first day of the month in which the unreasonable burden began except that the retroactive period can be no more than two (2) years from the date of the requested review. Said modified method shall stay in effect until a new modified method is approved, but in no event less than two (2) years from the date of such adoption or determination.

APPENDIX E

EXPENSES OF OPERATING WORK

E.1 The costs of Operating Work shall include the following expenses to the extent that they are chargeable to the High Voltage Switchyard in accordance with. Accounting Practice:

E.1.1 The operation expenses chargeable to FERC Account 556 and Accounts 560 through 562, inclusive.

E.1.2 The maintenance expenses chargeable to FERC Accounts 568 through 571, inclusive.

E.1.3 Overhead expenses included in Sections E.1.1 and E.1.2 hereof incurred by the Operating Agent. Such overhead expenses shall be determined in accordance with Appendix L hereto.

E.1.4 Applicable labor loading charges for the Operating Agent's direct labor charged to operation and maintenance accounts, and applicable labor loading charges on the portion of labor included in overhead expenses loaded on such direct labor charges. Such labor loading charges shall include but not be limited to the Operating Agent's normal time-off allowances, employee payroll taxes chargeable to FERC Account 408 and employee benefits chargeable to FERC Account 926 and worker's compensation chargeable to FERC Account 925.

E.1.4.1 Payroll tax expenses incurred by the Operating Agent, which are allocable to operation and maintenance accounts, pursuant to this Section E.1.4, shall be determined annually in accordance with the procedure and example shown on Appendix F hereto.

E.1.4.2 Employee pensions and benefits expenses incurred by the Operating Agent, which are allocable to operation and maintenance accounts, pursuant to this Section E.1.4, shall be determined annually in accordance with the procedure and example shown on Appendix G hereto.

E.1.4.3 That portion of employee worker's compensation expenses, including deductibles, and the related administrative expenses incurred by the Operating Agent which are allocable to operation and maintenance accounts, pursuant to this Section E.1.4, shall be determined annually in accordance with the procedure and example shown on Appendix H hereto.

E.1.5 That portion of the Operating Agent's administrative and general expenses which are allocable to operation and maintenance of the High Voltage Switchyard shall be determined annually in accordance with the example shown in Appendix I hereto.

E.1.6 All costs incurred by the Operating Agent which are chargeable to FERC Accounts 408 (excluding payroll and ad valorem taxes or contribution in lieu of taxes), 924 and 925 (excluding worker's compensation expenses).

E.2 At the start of each calendar year, an estimated Payroll Tax Ratio, Benefits Ratio, Worker's Compensation Ratio, Operation and Maintenance A&G Ratio, Capital Improvements A&G Ratio, and O&M Ratio and Construction Ratio shall be used, and such ratios shall be determined in accordance with the methods set forth in Appendices F, G, H, I, J, and K hereto, respectively. Such ratios shall be based on the Operating Agent's system-wide expenses for the preceding calendar year; provided that, by agreement of the Auditing Committee, such ratios may be adjusted to more nearly reflect the expenses of the current year because of legislation, labor contract negotiations or other factors not reflected in the prior year's costs.

E.3 As soon as practicable after the end of each calendar year, the actual Payroll Tax Ratio, Benefits Ratio, Worker's Compensation Ratio, Operation and Maintenance A&G Ratio, Capital Improvements A&G Ratio and O&M Ratio and Construction Ratio for such year shall be determined in accordance with the methods set forth in Appendices F, G, H, I, J, and K hereto respectively, by using said year's actual system-wide expenses of the Operating Agent. Using said actual ratios, the portions of the Operating Agent's payroll tax expenses, employee worker's compensation expenses, employee pensions and benefit expenses, and administrative and general expenses for which the Participants are obligated hereunder for costs of Operating Work shall be determined for such year. To the extent that such expenses are more than or less than those already paid by the Participants during said year, the Operating Agent shall bill, credit or reimburse the Participants for the amount of such difference.

E.4 The Operating Agent's administrative and general expenses, for operation and maintenance performed by a contractor, allocable to such operation and maintenance shall be determined by multiplying the total contract invoice cost thereof by 0.01.

E.5 If any Participant believes that the application of or the method used in determining the Payroll Tax Ratio, Benefits Ratio, Worker's Compensation Ratio, Operation and Maintenance A&G Ratio, Capital Improvements A&G Ratio or O&M Ratio and Construction Ratio, results in an unreasonable burden on said Participant, that Participant may request that such application or method be submitted to the Auditing Committee for review; provided that such review shall not be requested prior to December 1, 1981, and thereafter at intervals of not less than two (2) years each. After any such request, subject to the time limitations set forth above, the Auditing Committee shall review such application or method and shall endeavor to agree upon whether or not an unreasonble burden does actually exist. If, after such review, the Auditing Committee determines that such application or method does result in an unreasonable burden on one or more of the Participants, the Auditing Committee shall determine and recommend a modified application or method to the Administrative Committee so that such unreasonable burden would be eliminated if such modified application or method is adopted by the Administrative Committee.

E.6 The Administrative Committee shall review the recommendations submitted by the Auditing Committee and if, as a result of such review, the Administrative Committee agrees that such unreasonable burden does exist and that said modifed application or method eliminates such unreasonable burden, then the Administrative Committee shall adopt said modified application or method. If the Auditing Committee has not submitted a recommendation and the Administrative Committee agrees that such unreasonable burden does exist, the Administrative Committee shall endeavor to agree on a modified application or method. If the Administrative Committee is unable to agree on any matter brought before it under this Section E.6, then any Participant may call for arbitration of such matter pursuant to Section 27 of this Agreement.

E.7 Any modified method adopted by the Administrative Committee or determined through arbitration shall be retroactive to the first day of the month in which the unreasonable burden began except that the retroactive period can be no more than two (2) years from the date of the requested review. Said modified method shall stay in effect until a new modified method is approved, but in no event less than two (2) years from the date of such adoption or determination.

APPENDIX F

PAYROLL TAX RATIO

The Payroll Tax Ratio set forth below shall be applied to the labor expense portion of the High Voltage Switchyard operation and maintenance expenses, to the Project Manager's direct labor charges incurred in effecting Construction Work, to the Operating Agent's direct labor charges incurred in effecting Capital Improvements, to the labor expenses included in the Operating Agent's or Project Manager's supervisory accounts and to the Operating Agent's administrative and general expense accounts. Estimated and actual Payroll Tax Ratios shall be determined, adjusted and used in the manner set forth as follows:

Payroll Tax Ratio =	Taxes
Payroll

Where:

T = The Operating Agent's or Project Manager's payroll tax expenses

P = The Operating Agent's or Project Manager's total labor distributed including accruals

The following example sets forth the method to be employed by the Operating Agent and Project Manager to determine the Payroll Tax Ratio:

F-1

EXAMPLE COMPUTATION
OF PAYROLL TAX RATIO
(SRP 1976 Expenses)

Total Payroll Taxes	$2,148,441

Total labor charged to operation and maintenance, construction and miscellaneous general ledger accounts	$44,788,141

Payroll Tax Ratio:

$2,148,441 ÷ $44,788,141	=	4.797%

The Payroll Tax Ratio shall be determined annually on the basis of the Operating Agent's or Project Manager's preceding year's expenses as set forth herein unless otherwise agreed to by the Administrative Committee. The Payroll Tax Ratio' will be adjusted to actual costs at year-end and the adjusted ratio used in preparation of a revised billing to the Participants.

F-2

APPENDIX G

BENEFITS RATIO

The Benefits Ratio set forth below shall be applied to the labor expense portion of the High Voltage Switchyard operation and maintenance expenses, to the Project Manager's direct labor charges incurred in effecting Construction Work, to the Operating Agent's direct labor charges incurred in effecting Capital Improvements, to the labor expenses included in the Operating Agent's or Project Manager's supervisory accounts and to the Operating Agent's administrative and general expense accounts. Estimated and actual Benefits Ratios shall be determined, adjusted and used in the manner set forth as follows:

Benefits Ratio	=	B
L

Where:

B =
The Operating Agent's or Project Manager's total system employee pensions and benefits (as defined in FERC Account 926), including payroll taxes and worker's compensation expenses on labor charged to employee pensions and benefits

L =	The Operating Agent's or Project Manager's total labor distributed including accruals less labor charged to employee pensions and benefits

The following example sets forth the method to be employed by the Operating Agent and Project Manager to determine the Benefits Ratio:

EXAMPLE COMPUTATION
OF BENEFITS RATIO
(SRP’s 1976 Expenses)

Pensions and Benefits	Labor	Total
Employees Pensions and Benefits “as Defined in Account 926”.	$346,396	$6,230,602

Payroll Tax Ratio @ 4.797% of labor (See Example in Appendix F).		16,617

Worker’s Compensation Ratio @ 3.313% of labor (See Example in Appendix H).		11,476
		$6,258,695
Labor Base

Labor charged to operation and maintenance, construction and miscellaneous general ledger accounts.		$44,788,141

Less total labor charged to Pensions and Benefits.		(346,396)

Total applicable labor.		$44,441,745

Benefits Ratio:

$6,258,695 ÷ $44,441,745 =		14.083%

The Benefits Ratio shall be determined annually on the basis of the Operating Agent’s or Project Manager’s preceding year’s expenses as set forth herein unless otherwise agreed to by the Administrative Committee. The Benefits Ratio will be adjusted to actual costs at year-end and the adjusted ratio used in preparation of a revised billing to the Participants.

APPENDIX H

WORKER’S COMPENSATION RATIO

The Worker’s Compensation Ratio set forth below shall be applied to the labor expense portion of the High Voltage Switchyard operation and maintenance expenses, to the Project Manager’s direct labor charges incurred in effecting Construction Work, to the Operating Agent’s direct labor charges incurred in effecting Capital Improvements, to the labor expenses included in the Operating Agent’s or Project Manager’s supervisory accounts and to the Operating Agent’s administrative and general expense accounts.

Worker’s Compensation Ratio =	I
P

Where:

I =	The Operating Agent’s or Project Manager’s total system compensation insurance premiums and accruals for self-insurance charges to FERC Account 925

P =	The Operating Agent’s or Project Manager’s total labor paid and accrued

H-1

WORKER’S COMPENSATION RATIO

EXAMPLE COMPUTATION

(SRP’s 1976 Expenses)

Total

Worker’s compensation premiums, payments and accruals as defined in FERC Account 925	$1,483,737

Labor Base

Total labor in operations and maintenance, construction and miscellaneous general ledger acounts	$44,788,141

Total applicable labor	$44,788,141

Worker’s Compensation Ratio:

$1,483,737 ÷ $44,788,141 =	3.313%

The Worker’s Compensation Ratio shall be determined annually on the basis of the Operating Agent’s or Project Manager’s preceding year’s expenses as set forth herein unless otherwise agreed to by the Administrative Committee. The Worker’s Compensation Ratio will be adjusted to actual costs at year-end and the adjusted ratio used in preparation of a revised billing to the Participants.

H-2

APPENDIX I

OPERATION AND MAINTENANCE A&G RATIO

The Operation and Maintenance A&G Ratio to be applied to the labor expenses portion of the High Voltage Switchyard operation and maintenance expense and to the labor included in the Operating Agent’s supervisory accounts shall be the percentage computed by dividing (i) an amount equal to (A) the sum of (a) the total amounts charged to FERC Accounts 920 and 921 (excluding maintenance costs of the microwave system) multiplied by the O&M Ratio computed in accordance with Appendix K hereto, (b) the total amounts charged to FERC Accounts 923 and 932, (c) the product of the portion of labor charges included within “(a)” and “(b)” above multiplied by the Payroll Tax Ratio computed in accordance with Appendix F hereto, (d) the product of the labor charges included within “(a)” and “(b)” above multiplied by the Benefits Ratio computed in accordance with Appendix G hereto, and (e) the product of the labor charges included within “(a)” and “(b)” above multiplied by the Worker’s Compensation Ratio computed in accordance with Appendix H hereto, less (B) that portion of the administrative and general expense allocable to contract operations and maintenance for the High Voltage Switchyard by (ii) the total labor charged to the Operating Agent’s system operations and maintenance less the labor charged to administrative and general expenses (excluding maintenance costs of the microwave system). The following example sets forth the method to be employed by the Operating Agent to determine the Operation and Maintenance A&G Ratio:

EXAMPLE COMPUTATION

(SRP’s 1976 Expenses)

	Labor	Total
Administrative and General Salaries charged to FERC Account 920	$4,132,053	$4,132,053
Office Supplies and Expenses charged to FERC Account 921		1,739,720
Total	$4, 132,053	$5,871,773

Total charges multiplied by O&M Ratio @ 73.89% (See Example in Appendix K)	$3,053,174	$4,338,653

FERC Account 923		726,863
FERC Account 932 (Excluding maintenance costs of the microwave system)	106,920	200,010

Subtotal	3, 160, 094	5,265,526

Payroll Tax Ratio @ 4.797% (See Example in Appendix F) on labor charges shown above		151,590

Benefits Ratio @ 14.083% (See Example in Appendix G) on labor charges shown above		445,036

Worker’s Compensation Ratio @ 3.313% (See Example in Appendix H) on labor charges shown above		104,694

Less the portion of A & G allocable to to contract operation and maintenance for the High Voltage Switchyard		-0-

Total administrative and general Expense allocable to operations and maintenance		$5,966,846

Labor charged to system operations and maintenance		$34,514,121

Less labor charged to administrative and general expense (excluding maintenance labor costs of the Microwave System)	(5,441,613)

Labor Base	29,072,508

Operation and Maintenance A&G Ratio for 1976:

$5,966,846 ÷ $29,072,508 =	20.52%

The Operation and Maintenance A&G Ratio shall be determined annually on the basis of the Operating Agent’s preceding year’s expenses as set forth herein unless otherwise agreed to by the Administrative Committee. The Operation and Maintenance A&G Ratio will be adjusted to actual costs at year-end and the adjusted ratio used in preparation of a revised billing to the Participants.

APPENDIX J

CAPITAL IMPROVEMENTS A&G RATIO

The Capital Improvements A&G Ratio to be applied to the Operating Agent’s direct labor charges incurred in effecting Capital Improvements and to labor included in the Operating Agent’s supervisory accounts shall be the percentage computed by dividing (i) the amount equal to (A) the sum of (a) the total amounts charged to FERC Accounts 920 and 921 multiplied by the Construction Ratio computed in accordance with Appendix K hereto, (b) the product of the portion of labor charges included in (a) above multiplied by the sum of the Payroll Tax Ratio, the Benefits Ratio and Worker’s Compensation Ratio less (B) the portion of the administrative and general expenses allocable to contract construction for the High Voltage Switchyard by (ii) the total labor in construction accounts (exclusive of A&G labor costs).

The following example sets forth the method to be employed by the Operating Agent to determine the Capital
Improvements A&G Ratio:

CAPITAL IMPROVEMENTS A&G RATIO

EXAMPLE COMPUTATION

(SRP’s 1976 Expenses)

	Labor	Total

Administrative and General Salaries charged to FERC Account 920	$4,132,053	$4,132,053

Office Supplies and Expenses charged to FERC Account 921		1,739,720
Total	$4,132,053	$5,871,773

Total multiplied by Construction Ratio @ 26.04% (See Example in Appendix K)	$1,075,987	$1,529,010

Payroll Tax Ratio @ 4.797% (See example in Appendix F) on labor charges shown above		51,615

Benefits Ratio @14.083% (See Example in Appendix G) on labor charges shown above		151,531

Workmen’s Compensation Ratio @3.313% (See Example in Appendix H) on labor charges shown above		35,647

Less that portion allocable to contract construction for the Transmission System		-0-

Total administrative and general expenses allocable to construction		$1,767,803

Total A&G expense allocable to construction		$1,767,803

Construction labor base (exclusive of A&G labor costs)		$10,247,237

Capital Improvements A&G Ratio for 1 976:

$1,767,803 ÷ $10,247,237 =		17.25%

The Capital Improvements A&G Ratio shall be determined annually on the basis of the Operating Agent’s preceding year’s expenses as set forth herein unless otherwise agreed to by the Administrative Committee. The Capital Improvements A&G Ratio will be adjusted to actual costs at year-end and the adjusted ratio used in preparation of a revised billing to the Participants.

APPENDIX K
O&M RATIO AND CONSTRUCTION RATIO

The O&M Ratio shall be applied to the amounts chargeable to FERC Accounts 920 and 921 for the purpose of determining one component in the computation of the Operations and Maintenance A&G Ratio as provided in Appendix I hereto.

O&M Ratio =	O
L
Where:

O =	The Operating Agent’s total labor charged to operation and maintenance accounts, less labor chargeable to FERC Accounts 920 through 932

L =	The Operating Agent’s total labor distributed, including accruals, less labor charged to FERC Accounts 920 through 932

The Construction Ratio set forth below shall be applied to the amounts chargeable to FERC Accounts 920 and 921 for the purpose of determining one component in the computation of the Capital mprovements A&G Ratio as provided in Appendix J hereto.

Construction Ratio =	C
L

Where:

C =	The Operating Agent’s total labor in construction accounts

K-1

L =	The Operating Agent’s total labor distributed, including accruals, less labor chargeable to FERC Accounts 920 through 932

The following example sets forth the method to be employed by the Operating Agent to determine the O&M Ratio and the Construction Ratio:

O&M RATIO AND CONSTRUCTION RATIO
EXAMPLE COMPUTATION
(SRP’s 1976 Expenses)

Total Labor in Operation and Maintenance Accounts	$34,514,121
Less:Labor charged to A&G Accounts 920 Through 932, inclusive	(5,441,613)
Net Labor in O&M Accounts	$29,072,508
Total Labor Charged to General Ledger Accounts	26,783
Total Labor in Construction Accounts	10,247,237
Total Labor Base	$39,346,528
Ratio of Net 0&M Labor to Total Labor	$29,072,508	=	73. 89%
	$39,346,528
Ratio of Construction Labor to Total Labor	$10,247,237	=	26. 04%
	$39,346,528

Note:	All labor figures include loading for allowed time (sick, vacation, holiday).

K-2

APPENDIX L

ALLOCATION OF OVERHEAD EXPENSES

L.1 The departmental overhead expenses incurred by the Operating Agent which will be allocated to the accounts described in Sections E.1.1 and E.1.2 of Appendix E hereto shall consist of and be applied as described in Sections L.1.1 and L.1.2:

L.1.1 Departmental overhead expenses include the salaries and expenses of employees at various levels of supervision for system operation and maintenance, and system protection and communication not charged directly to the accounts described in Sections E.1.1 and E.1.2 of Appendix E hereto, and not included in A&G expenses, but which are allocable to operation and maintenance expenses.

L.1.2 These departmental overhead costs shall be applicable to the total payroll supervised by the functional areas described in Section L.1.1. The High Voltage Switchyard’s share of such costs shall be the Operating Agent’s total payroll charged to the High Voltage Switchyard multiplied by a ratio, the numerator of which is the total applicable overhead described in Section L.1.1 and the denominator of which is the Operating Agent’s total payroll supervised by the functional areas described in Section L.1.1.

L-1